Filed Pursuant to Rule 424(b)(3)
Registration No. 333-202533

PROSPECTUS

15,486,358 Shares of Common Stock

This prospectus relates to the sale or other disposition from time to time of shares of common stock, par value $0.001 per share, of Anavex Life Sciences Corp., a Nevada corporation, by certain of our security holders (the “Selling Security Holders”). The shares offered for resale by this prospectus include 15,486,358 shares of the Company’s common stock issuable upon exercise of the Series A Warrants (the “Series A Warrants”) issued by the Company on March 18, 2014 which may be exercisable at a price of $0.30 per share.

The Selling Security Holders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the Selling Security Holders may sell the shares of common stock being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution.”

Our common stock is currently quoted on the OTC Markets - OTCQX under the symbol “AVXL.” On February 24, 2015, the last reported sale price of our common stock was $0.17 per share.

This prospectus may only be used where it is legal to offer and sell the shares covered by this prospectus. We have not taken any action to register or obtain permission for this offering or the distribution of this prospectus in any country other than the United States.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2015.

i

You should rely only on the information contained in this prospectus. We have not, and the Selling Security Holders have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are the Selling Security Holders seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date. We are responsible for updating this prospectus to ensure that all material information is included and we will update this prospectus to the extent required by law.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data and we do not make any representation as to the accuracy of the information.

ii

PROSPECTUS SUMMARY

Anavex Life Sciences Corp., a Nevada corporation, is referred to as “Anavex,” “we,” “us,” “our,” or the “Company” throughout this prospectus. The items in the following summary are described in more detail later in this prospectus. This summary does not contain all of the information you should consider. Before investing in our securities, you should read the entire prospectus carefully, including the “Risk Factors” beginning on page 5 and the financial statements and related notes beginning on page F-1.

Overview

Our Current Business

We are a clinical stage biopharmaceutical company engaged in the development of drug candidates to treat Alzheimer’s disease, other central nervous system (CNS) diseases, and various types of cancer. Our lead compounds ANAVEX 2-73 and ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept), are being developed to treat Alzheimer’s disease and potentially other central nervous system (CNS) diseases.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. The randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies, ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

We intend to identify and initiate discussions with potential partners in the next 12 months. Further, we may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further our goals.

Our Pipeline

Our pipeline includes one clinical drug candidate and several compounds in different stages of pre-clinical study.

Our proprietary SIGMACEPTOR™ Discovery Platform produced small molecule drug candidates with unique modes of action, based on our understanding of sigma receptors. Sigma receptors may be targets for therapeutics to combat many human diseases, including Alzheimer’s disease. When bound by the appropriate ligands, sigma receptors influence the functioning of multiple biochemical signals that are involved in the pathogenesis (origin or development) of disease.

Compounds that have been subjects of our research include the following:

ANAVEX 2-73

ANAVEX 2-73 may offer a disease-modifying approach in Alzheimer’s disease (AD) by using ligands that activate sigma-1 receptors.

In AD animal models, ANAVEX 2-73 has shown pharmacological, histological and behavioral evidence as a potential neuroprotective, anti-amnesic, anti-convulsive and anti-depressive therapeutic agent, due to its potent affinity to sigma-1 receptors and moderate affinities to M1-4 type muscarinic receptors. In addition, ANAVEX 2-73 has shown a potential dual mechanism which may impact both amyloid and tau pathology. In a transgenic AD animal model Tg2576 ANAVEX 2-73 induced a statistically significant neuroprotective effect against the development of oxidative stress in the mouse brain, as well as significantly increased the expression of functional and synaptic plasticity markers that is apparently amyloid-beta independent. It also statistically alleviated the learning and memory deficits developed over time in the animals, regardless of sex, both in terms of spatial working memory and long-term spatial reference memory.

Based on the results of pre-clinical testing, we initiated and completed a Phase 1 single ascending dose (SAD) clinical trial of ANAVEX 2-73 in 2011. In this Phase 1 SAD trial, the maximum tolerated single dose was defined per protocol as 55-60 mg. This dose is above the equivalent dose shown to have positive effects in mouse models of AD. There were no significant changes in laboratory or electrocardiogram (ECG) parameters. ANAVEX 2-73 was well tolerated below the 55-60 mg dose with only mild adverse events in some subjects. Observed adverse events at doses above the maximum tolerated single dose included headache and dizziness, which were moderate in severity and reversible. These side effects are often seen with drugs that target central nervous system (CNS) conditions, including AD.

The ANAVEX 2-73 Phase 1 SAD trial was conducted as a randomized, placebo-controlled study. Healthy male volunteers between the ages of 18 and 55 received single, ascending oral doses over the course of the trial. Study endpoints included safety and tolerability together with pharmacokinetic parameters. Pharmacokinetics includes the absorption and distribution of a drug, the rate at which a drug enters the blood and the duration of its effect, as well as chemical changes of the substance in the body. This study was conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s disease studies, and the Technical University of Dresden.

ANAVEX PLUS

ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept®) is a potential novel combination drug for Alzheimer’s disease. Aricept® (donepezil) is now generic. ANAVEX 2-73 showed in combination with donepezil an unexpected and clear synergic effect of memory improvement by up to 80% in animal models. A patent application was filed in the US for the combination of donepezil and ANAVEX 2-73 and if granted would give patent protection at least until 2033.

In a humanized calibrated cortical network computer model the unexpected pre-clinical synergy between ANAVEX 2-73 and donepezil was confirmed and ANAVEX PLUS showed an anticipated ADAS-Cog response of 7 points at 12 weeks and 5.5 points at 26 weeks, which represents more than 2x the ADAS-Cog of donepezil alone.

ANAVEX 3-71

ANAVEX 3-71, previously named AF710B is a preclinical drug candidate with a novel mechanism of action via sigma-1 receptor activation and M1 muscarinic allosteric modulation, which has shown to enhance neuroprotection and cognition in Alzheimer's disease. ANAVEX 3-71 is a CNS-penetrable mono-therapy that bridges treatment of both cognitive impairments with disease modifications. It is highly effective in very small doses against the major Alzheimer's hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also has beneficial effects on inflammation and mitochondrial dysfunctions. ANAVEX 3-71 indicates extensive therapeutic advantages in Alzheimer's and other protein-aggregation-related diseases given its ability to enhance neuroprotection and cognition via sigma-1 receptor activation and M1 muscarinic allosteric modulation.

ANAVEX 1-41

ANAVEX 1-41 is a sigma-1 agonist. Pre-clinical tests revealed significant neuroprotective benefits (i.e., protects nerve cells from degeneration or death) through the modulation of endoplasmic reticulum, mitochondrial and oxidative stress, which damages and destroys cells and is believed by some scientists to be a primary cause of AD. In addition, in animal models, ANAVEX 1-41 prevented the expression of caspase-3, an enzyme that plays a key role in apoptosis (programmed cell death) and loss of cells in the hippocampus, the part of the brain that regulates learning, emotion and memory. These activities involve both muscarinic and sigma-1 receptor systems through a novel mechanism of action.

ANAVEX 1037

ANAVEX 1037 is designed for the treatment of prostate cancer. It is a low molecular weight, synthetic compound exhibiting high affinity for sigma-1 receptors at nanomolar levels and moderate affinity for sigma-2 receptors and sodium channels at micromolar levels. In advanced pre-clinical studies, this compound revealed antitumor potential with no toxic side effects. It has also been shown to selectively kill human cancer cells without affecting normal/healthy cells and also to significantly suppress tumor growth in immune-deficient mice models. Scientific publications describe sigma receptor ligands positively, highlighting the possibility that these ligands may stop tumor growth and induce selective cell death in various tumor cell lines. Sigma receptors are highly expressed in different tumor cell types. Binding by appropriate sigma-1 and/or sigma-2 ligands can induce selective apoptosis. In addition, through tumor cell membrane reorganization and interactions with ion channels, our drug candidates may play an important role in inhibiting the processes of metastasis (spreading of cancer cells from the original site to other parts of the body), angiogenesis (the formation of new blood vessels) and tumor cell proliferation.

Our compounds are in the pre-clinical and clinical testing stages of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

Our Target Indications

We have developed compounds with potential application to two broad categories and several specific indications. The two categories are diseases of the central nervous system, and cancer. Specific indications include:

Alzheimer’s disease – In 2014, an estimated 5.2 million Americans are suffering from Alzheimer’s disease. The Alzheimer’s Association® reports that by 2025, 7.1 million Americans will be afflicted by the disease, a 40 percent increase from currently affected patients. Medications on the market today treat only the symptoms of AD and do not have the ability to stop its onset or its progression. There is an urgent and unmet need for both a disease modifying cure for Alzheimer’s disease as well as for better symptomatic treatments.

Depression - Depression is a major cause of morbidity worldwide according to the World Health Organization (WHO). Pharmaceutical treatment for depression is dominated by blockbuster brands, with the leading nine brands accounting for approximately 75% of total sales. However, the dominance of the leading brands is waning, largely due to the effects of patent expiration and generic competition. Our market research leads us to believe that the worldwide market for pharmaceutical treatment of depression exceeds $11 billion annually.

Epilepsy - Epilepsy is a common chronic neurological disorder characterized by recurrent unprovoked seizures. These seizures are transient signs and/or symptoms of abnormal, excessive or synchronous neuronal activity in the brain. According to the Centers for Disease Control and Prevention, epilepsy affects 2.2 million Americans. Today, epilepsy is often controlled, but not cured, with medication that is categorized as older traditional anti-epileptic drugs and second generation anti epileptic drugs. Because epilepsy afflicts sufferers in different ways, there is a need for drugs used in combination with both traditional anti-epileptic drugs and second generations anti-epileptic drugs. Decision Resources, one of the world’s leading research and advisory firms for pharmaceutical and healthcare issues, finds that the epilepsy market will increase from $2.9 billion in 2011 to nearly$3.7 billion in 2016.

Neuropathic Pain – We define neuralgia, or neuropathic pain, as pain that is not related to activation of pain receptor cells in any part of the body. Neuralgia is more difficult to treat than some other types of pain because it does not respond well to normal pain medications. Special medications have become more specific to neuralgia and typically fall under the category of membrane stabilizing drugs or antidepressants. Our market research leads us to believe the worldwide market for pharmaceutical treatment of neuropathic pain exceeds $5 billion annually.

Malignant Melanoma - Predominantly a skin cancer, malignant melanoma can also occur in melanocytes found in the bowel and the eye. Malignant melanoma accounts for 75% of all deaths associated with skin cancer. The treatment includes surgical removal of the tumor, adjuvant treatment, chemo and immunotherapy, or radiation therapy. According to IMS Health the worldwide Malignant Melanoma market is expected to grow from about $900 million in 2012 to $4.4 billion by 2022.

Prostate Cancer – Specific to men, prostate cancer is a form of cancer that develops in the prostate, a gland in the male reproductive system. The cancer cells may metastasize from the prostate to other parts of the body, particularly the bones and lymph nodes. Drug therapeutics for Prostate Cancer are expected to increase from $8.1 billion in 2012 to nearly $18.6 billion in 2017 according to BCC Research.

Pancreatic Cancer - Pancreatic cancer is a malignant neoplasm of the pancreas. In the United States approximately 45,000 new cases of pancreatic cancer will be diagnosed this year and approximately 38,000 patients will die as a result of their cancer. Our market research leads us to believe that the market for the pharmaceutical treatment of pancreatic cancer will exceed $1.2 billion by 2015.

Corporate Information

Our principal executive office is located at 51 W. 52nd Street, 7th Floor, New York, NY 10019, and our telephone number is 844.689.3939. Our website address is www.anavex.com. No information found on our website is part of this prospectus. Also, this prospectus may include the names of various government agencies or the trade names of other companies. Unless specifically stated otherwise, the use or display by us of such other parties’ names and trade names in this prospectus is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, any of these other parties.

The Offering

The shares of common stock offered for resale in this prospectus include the following 15,486,358 shares of the Company’s common stock issuable upon exercise of the Series A Warrants having a term of five (5) years and which are exercisable at an initial exercise price of $0.30 per share.

Securities Offered

Common Stock offered by the Selling Security Holders	15,486,358 shares consisting of shares underlying Series A Warrants issued to the Selling Security Holders
Common stock outstanding prior to the offering	56,441,000 shares of common stock
Use of proceeds	We will not receive any proceeds upon the sale of shares of common stock by the Selling Security Holders in this offering. However, we received net proceeds of $9,299,160 upon the issuance of the Securities of which the Series A Warrants were a part and of which such Warrants the common stock underlies, and the exercise of each such Warrant may be effected at $0.30 per share of common stock. We retain broad discretion in determining how we allocate such cash. However, we expect that such cash will be used to further our business plan of advancing human clinical trials of AVAVEX 2-73 and for general corporate and administrative purposes. Although we have no specific plans for use of such cash as of the date of this prospectus, we believe that approximately 65% of the proceeds received from the exercise of the Series A Warrants may be used towards our advancing human clinical trials of AVAVEX 2-73 and commercializing our intellectual property, and approximately 35% may be used for our general corporate and administrative activities. See “Use of Proceeds.”
Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
OTC Markets - OTCQX symbol	AVXL

RISK FACTORS

Before you make a decision to invest in our securities, you should consider carefully the risks described below, together with other information in this prospectus. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

We have had a history of losses and no revenue, which raise substantial doubt about our ability to continue as a going concern.

Since inception on January 23, 2004 through December 31, 2014, we have an accumulated deficit of $53,360,043. We can offer no assurance that we will ever operate profitably or that we will generate positive cash flow in the future. To date, we have not generated any revenues from our operations. Our history of losses and no revenues raise substantial doubt about our ability to continue as a going concern. As a result, our management expects the business to continue to experience negative cash flow for the foreseeable future and cannot predict when, if ever, our business might become profitable. We will need to raise additional funds, and such funds may not be available on commercially acceptable terms, if at all. If we are unable to raise funds on acceptable terms, we may not be able to execute our business plan, take advantage of future opportunities, or respond to competitive pressures or unanticipated requirements. This may seriously harm our business, financial condition and results of operations.

We are a clinical stage biopharmaceutical company and may never be able to successfully develop marketable products or generate any revenue. We have a very limited relevant operating history upon which an evaluation of our performance and prospects can be made. There is no assurance that our future operations will result in profits. If we cannot generate sufficient revenues, we may suspend or cease operations.

We are an early development stage company and have not generated any revenues to date and have no operating history. All of our potential drug compounds are in the concept stage or early clinical development stage. Moreover, we cannot be certain that our research and development efforts will be successful or, if successful, that our potential drug compounds will ever be approved for sales to pharmaceutical companies or generate commercial revenues. We have no relevant operating history upon which an evaluation of our performance and prospects can be made. We are subject to all of the business risks associated with a new enterprise, including, but not limited to, risks of unforeseen capital requirements, failure of potential drug compounds either in non-clinical testing or in clinical trials, failure to establish business relationships and competitive disadvantages against larger and more established companies. If we fail to become profitable, we may suspend or cease operations.

We will need additional funding and may be unable to raise additional capital when needed, which would force us to delay, reduce or eliminate our research and development activities.

We will need to raise additional funding and the current economic conditions may have a negative impact on our ability to raise additional needed capital on terms that are favorable to our Company or at all. We may not be able to generate significant revenues for several years, if at all. Until we can generate significant revenues, if ever, we expect to satisfy our future cash needs through equity or debt financing. We cannot be certain that additional funding will be available on acceptable terms, or at all. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research and development activities.

Risks Related to our Business

Even if we are able to develop our potential drug compounds, we may not be able to receive regulatory approval, or if approved, we may not be able to generate significant revenues or successfully commercialize our products, which will adversely affect our financial results and financial condition and we will have to delay or terminate some or all of our research and development plans which may force us to cease operations.

All of our potential drug compounds will require extensive additional research and development, including non-clinical testing and clinical trials, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the potential drug compounds we intend to develop will be approved for marketing. There are many reasons that we may fail in our efforts to develop our potential drug compounds. These include:

the possibility that non-clinical testing or clinical trials may show that our potential drug compounds are ineffective and/or cause harmful side effects;
our potential drug compounds may prove to be too expensive to manufacture or administer to patients;
our potential drug compounds may fail to receive necessary regulatory approvals from the United States Food and Drug Administration or foreign regulatory authorities in a timely manner, or at all;
even if our potential drug compounds are approved, we may not be able to produce them in commercial quantities or at reasonable costs;
even if our potential drug compounds are approved, they may not achieve commercial acceptance;
regulatory or governmental authorities may apply restrictions to any of our potential drug compounds, which could adversely affect their commercial success; and
the proprietary rights of other parties may prevent us or our potential collaborative partners from marketing our potential drug compounds.

If we fail to develop our potential drug compounds, our financial results and financial condition will be adversely affected, we will have to delay or terminate some or all of our research and development plans and may be forced to cease operations.

Our research and development plans will require substantial additional future funding which could impact our operational and financial condition. Without the required additional funds, we will likely cease operations.

It will take several years before we are able to develop potentially marketable products, if at all. Our research and development plans will require substantial additional capital, arising from costs to:

conduct research, non-clinical testing and human studies;
establish pilot scale and commercial scale manufacturing processes and facilities; and
establish and develop quality control, regulatory, marketing, sales, finance and administrative capabilities to support these programs.

Our future operating and capital needs will depend on many factors, including:

the pace of scientific progress in our research and development programs and the magnitude of these programs;
the scope and results of pre-clinical testing and human studies;
the time and costs involved in obtaining regulatory approvals;
the time and costs involved in preparing, filing, prosecuting, securing, maintaining and enforcing patents;
competing technological and market developments;
our ability to establish additional collaborations;
changes in our existing collaborations;
the cost of manufacturing scale-up; and
the effectiveness of our commercialization activities.

We base our outlook regarding the need for funds on many uncertain variables. Such uncertainties include the success of our research initiatives, regulatory approvals, the timing of events outside our direct control such as negotiations with potential strategic partners and other factors. Any of these uncertain events can significantly change our cash requirements as they determine such one-time events as the receipt or payment of major milestones and other payments.

Additional funds will be required to support our operations and if we are unable to obtain them on favorable terms, we may be required to cease or reduce further research and development of our drug product programs, sell some or all of our intellectual property, merge with another entity or cease operations.

If we fail to demonstrate efficacy in our non-clinical studies and clinical trials our future business prospects, financial condition and operating results will be materially adversely affected.

The success of our research and development efforts will be greatly dependent upon our ability to demonstrate potential drug compound efficacy in non-clinical studies, as well as in clinical trials. Non-clinical studies involve testing potential drug compounds in appropriate non-human disease models to demonstrate efficacy and safety. Regulatory agencies evaluate these data carefully before they will approve clinical testing in humans. If certain non-clinical data reveals potential safety issues or the results are inconsistent with an expectation of the potential drug compound’s efficacy in humans, the regulatory agencies may require additional more rigorous testing before allowing human clinical trials. This additional testing will increase program expenses and extend timelines. We may decide to suspend further testing on our potential drug compounds if, in the judgment of our management and advisors, the non-clinical test results do not support further development.

Moreover, success in non-clinical testing and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the results of later clinical trials will replicate the results of prior clinical trials and non-clinical testing. The clinical trial process may fail to demonstrate that our potential drug compounds are safe for humans and effective for indicated uses. This failure would cause us to abandon a drug candidate and may delay development of other potential drug compounds. Any delay in, or termination of, our non-clinical testing or clinical trials will delay the filing of an investigational new drug application and new drug application with the Food and Drug Administration or the equivalent applications with pharmaceutical regulatory authorities outside the United States and, ultimately, our ability to commercialize our potential drug compounds and generate product revenues. In addition, we expect that our early clinical trials will involve small patient populations. Because of the small sample size, the results of these early clinical trials may not be indicative of future results.

Following successful non-clinical testing, potential drug compounds will need to be tested in a clinical development program to provide data on safety and efficacy prior to becoming eligible for product approval and licensure by regulatory agencies. From the first human trial through to regulatory approval can take many years and 10-12 years is not unusual for certain compounds.

If any of our future clinical development potential drug compounds become the subject of problems, our ability to sustain our development programs will become critically compromised. For example, efficacy or safety concerns may arise, whether or not justified, that could lead to the suspension or termination of our clinical programs. Examples of problems that could arise include, among others:

efficacy or safety concerns with the potential drug compounds, even if not justified;
manufacturing difficulties or concerns;
regulatory proceedings subjecting the potential drug compounds to potential recall;
publicity affecting doctor prescription or patient use of the potential drug compounds;
pressure from competitive products; or
introduction of more effective treatments.

Each clinical phase is designed to test attributes of the drug and problems that might result in the termination of the entire clinical plan can be revealed at any time throughout the overall clinical program. The failure to demonstrate efficacy in our clinical trials would have a material adverse effect on our future business prospects, financial condition and operating results.

If we do not obtain the support of qualified scientific collaborators, our revenue, growth and profitability will likely be limited, which would have a material adverse effect on our business.

We will need to establish relationships with leading scientists and research institutions. We believe that such relationships are pivotal to establishing products using our technologies as a standard of care for various indications. Additionally, although in discussion, there is no assurance that our current research partners will continue to work with us or that we will be able to attract additional research partners. If we are not able to establish scientific relationships to assist in our research and development, we may not be able to successfully develop our potential drug compounds. If this happens, our business will be adversely affected.

We may not be able to develop, market or generate sales of our products to the extent anticipated. Our business may fail and investors could lose all of their investment in our Company.

Assuming that we are successful in developing our potential drug compounds and receiving regulatory clearances to market our products, our ability to successfully penetrate the market and generate sales of those products may be limited by a number of factors, including the following:

If our competitors receive regulatory approvals for and begin marketing similar products in the United States, the European Union, Japan and other territories before we do, greater awareness of their products as compared to ours will cause our competitive position to suffer;

Information from our competitors or the academic community indicating that current products or new products are more effective or offer compelling other benefits than our future products could impede our market penetration or decrease our future market share; and

The pricing and reimbursement environment for our future products, as well as pricing and reimbursement decisions by our competitors and by payers, may have an effect on our revenues.

If this happens, our business will be adversely affected.

None of our potential drug compounds may reach the commercial market for a number of reasons and our business may fail.

Successful research and development of pharmaceutical products is high risk. Most products and development candidates fail to reach the market. Our success depends on the discovery of new drug compounds that we can commercialize. It is possible that our products may never reach the market for a number of reasons. They may be found ineffective or may cause harmful side-effects during non-clinical testing or clinical trials or fail to receive necessary regulatory approvals. We may find that certain products cannot be manufactured at a commercial scale and, therefore, they may not be economical to produce. Our potential products could also fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. Our patents, patent applications, trademarks and other intellectual property may be challenged and this may delay or prohibit us from effectively commercializing our products. Furthermore, we do not expect our potential drug compounds to be commercially available for a number of years, if at all. If none of our potential drug compounds reach the commercial market, our business will likely fail and investors will lose all of their investment in our Company. If this happens, our business will be adversely affected.

If our competitors succeed in developing products and technologies that are more effective or with a better profile than our own, or if scientific developments change our understanding of the potential scope and utility of our potential products, then our technologies and future products may be rendered undesirable or obsolete.

We face significant competition from industry participants that are pursuing technologies in similar disease states to those that we are pursuing and are developing pharmaceutical products that are competitive with our products. Nearly all of our industry competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors may be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to maintain a competitive position with respect to these technologies. Rapid technological development, as well as new scientific developments, may result in our products becoming obsolete before we can recover any of the expenses incurred to develop them. For example, changes in our understanding of the appropriate population of patients who should be treated with a targeted therapy like we are developing may limit the drug’s market potential if it is subsequently demonstrated that only certain subsets of patients should be treated with the targeted therapy.

Our reliance on third parties, such as university laboratories, contract manufacturing organizations and contract or clinical research organizations, may result in delays in completing, or a failure to complete, non-clinical testing or clinical trials if they fail to perform under our agreements with them.

In the course of product development, we may engage university laboratories, other biotechnology companies or contract or clinical manufacturing organizations to manufacture drug material for us to be used in non-clinical and clinical testing and contract research organizations to conduct and manage non-clinical and clinical studies. If we engage these organizations to help us with our non-clinical and clinical programs, many important aspects of this process have been and will be out of our direct control. If any of these organizations we may engage in the future fail to perform their obligations under our agreements with them or fail to perform non-clinical testing and/or clinical trials in a satisfactory manner, we may face delays in completing our clinical trials, as well as commercialization of any of our potential drug compounds. Furthermore, any loss or delay in obtaining contracts with such entities may also delay the completion of our clinical trials, regulatory filings and the potential market approval of our potential drug compounds.

If we fail to compete successfully with respect to partnering, licensing, mergers, acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to research and develop our potential drug compounds.

Our competitors compete with us to attract established biotechnology and pharmaceutical companies or organizations for partnering, licensing, mergers, acquisitions, joint ventures or other collaborations. Collaborations include contracting with academic research institutions for the performance of specific scientific testing. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Other companies have already begun many drug development programs, which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

Universities and public and private research institutions also compete with us. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patent applications and patents that we may need for the development of our potential drug compounds. In some instances, we will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. If we are unable to compete successfully with respect to acquisitions, joint venture and other collaboration opportunities, we may be limited in our ability to develop new products.

The use of any of our products in clinical trials may expose us to liability claims, which may cost us significant amounts of money to defend against or pay out, causing our business to suffer.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of our products. We currently have one drug compound in clinical trials, however, when any of our products enter into clinical trials or become marketed products, they could potentially harm people or allegedly harm people possibly subjecting us to costly and damaging product liability claims. Some of the patients who participate in clinical trials are already ill when they enter a trial or may intentionally or unintentionally fail to meet the exclusion criteria. The waivers we obtain may not be enforceable and may not protect us from liability or the costs of product liability litigation. Although we intend to obtain product liability insurance which we believe is adequate, we are subject to the risk that our insurance will not be sufficient to cover claims. The insurance costs along with the defense or payment of liabilities above the amount of coverage could cost us significant amounts of money and management distraction from other elements of the business, causing our business to suffer.

The patent positions of biopharmaceutical products and processes are complex and uncertain and we may not be able to protect our patented or other intellectual property. If we cannot protect this property, we may be prevented from using it or our competitors may use it and our business could suffer significant harm. Also, the time and money we spend on acquiring and enforcing patents and other intellectual property will reduce the time and money we have available for our research and development, possibly resulting in a slow down or cessation of our research and development.

We hold ownership rights to one patent and five U.S. patent applications with various international counterpart, all of which relate to drug candidates. We are seeking the remaining rights as to one application, and declarations from the same co-inventor. However, neither patents nor patent applications ensure the protection of our intellectual property for a number of reasons, including the following:

1.

Competitors may interfere with our patenting process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing their patents and restrict our freedom to operate. Competitors may also contest our patents and patent applications, if issued, by showing in various patent offices that, among other reasons, the patented subject matter was not original, was not novel or was obvious. In litigation, a competitor could claim that our patents and patent applications are not valid or enforceable for a number of reasons. If a court agrees, we would lose some or all of our patent protection. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

2.

Because of the time, money and effort involved in obtaining and enforcing patents, our management may spend less time and resources on developing potential drug compounds than they otherwise would, which could increase our operating expenses and delay product programs.

3.	Issuance of a patent may not provide much practical protection. If we receive a patent of narrow scope, then it may be easier for competitors to design products that do not infringe our patent(s).

4.	No patents have yet been issued in the United States.

5.

Our primary patent application for the combination of ANAVEX 2-73 with donepezil is pending only in the United States Patent and Trademark Office. The lack of patent protection in global markets may inhibit our ability to advance our compounds and may make Anavex less attractive to potential partners.

6.	Defending a patent lawsuit takes significant time and can be very expensive.

7.	If a court decides that our drug compound, its method of manufacture or use, infringes on the competitor’s patent, we may have to pay substantial damages for infringement.

8.

A court may prohibit us from making, selling or licensing the potential drug compound unless the patent holder grants a license. A patent holder is not required to grant a license. If a license is available, we may have to pay substantial royalties or grant cross licenses to our patents, and the license terms may be unacceptable.

9.	Redesigning our potential drug compounds so that they do not infringe on other patents may not be possible or could require substantial funds and time.

It is also unclear whether our trade secrets are adequately protected. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

We may also support and collaborate in research conducted by government organizations, hospitals, universities or other educational institutions. These research partners may be unable or unwilling to grant us exclusive rights to technology or products derived from these collaborations prior to entering into the relationship.

If we do not obtain required intellectual property licenses or rights, we could encounter delays in our product development efforts while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling potential drug compounds requiring these rights or licenses. There is also a risk that disputes may arise as to the rights to technology or potential drug compounds developed in collaboration with other parties.

Our substantial debt and other financial obligations could impair our financial condition and our ability to fulfill our debt obligations. Any refinancing of this substantial debt could be at significantly higher interest rates.

As of December 31, 2014, we had total liabilities of $6,577,372 and accumulated deficit of $53,360,043. Our substantial indebtedness and other current financial obligations and any that we may become a party to in the future could:

impair our ability to obtain financing in the future for working capital, capital expenditures, or general corporate purposes;

have a material adverse effect on us if we fail to comply with financial and affirmative and restrictive covenants in debt agreements and an event of default occurs as a result of a failure that is not cured or waived;

require us to dedicate a substantial portion of our cash flow for interest payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital and capital expenditures;

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and place us at a competitive disadvantage compared to our competitors that have proportionally less debt.

If we are unable to meet our debt service obligations and other financial obligations, we could be forced to restructure or refinance our indebtedness and other financial transactions, seek additional equity capital, sell our assets or curtail our operations. We might then be unable to obtain such financing or capital or sell our assets on satisfactory terms, if at all. Any refinancing of our indebtedness could be at significantly higher interest rates, and/or incur significant transaction fees.

In the past we have experienced material weaknesses in our internal control over financial reporting, which if continued, could impair our financial condition.

As reported in our Annual Report on Form 10-K, our management concluded that our internal control over financial reporting was not effective as of September 30, 2014. Such ineffectiveness was due to material weaknesses regarding our control environment (the maintenance of sufficient personnel with an appropriate level of accounting knowledge, experience, and training in the applicable of GAAP commensurate with our financial reporting requirements, and an insufficient segregation of duties in our finance and accounting functions due to limited personnel), a lack of monitoring controls to determine the adequacy or our internal control over financial reporting and related policies, and we did not establish and maintain effective controls to ensure the correct application of GAAP related to equity transactions. Due to our size and nature, segregation of all conflicting duties has not always been possible and may not be economically feasible. We endeavor to take appropriate and reasonable steps to make improvements to remediate these deficiencies, and intend to consider the results of our remediation efforts and related testing as part of our year-end 2015 assessment of the effectiveness of our internal control over financial reporting in light of our strategic plan and make any changes that our management deems appropriate. If we have continued material weaknesses in our internal financial reporting, our financial condition could be impaired.

Risks Related to our Common Stock

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations and would severely dilute existing or future investors if we were to raise funds at lower prices.

A prolonged decline in the price of our common stock could result in a reduction in our ability to raise capital. Because our operations have been financed through the sale of equity securities, a decline in the price of our common stock could be especially detrimental to our continued operations. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and would have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations. If our stock price declines, there can be no assurance that we can raise additional capital or generate funds from operations sufficient to meet our obligations. We believe the following factors could cause the market price of our common stock to continue to fluctuate widely and could cause our common stock to trade at a price below the price at which you purchase your shares of common stock:

actual or anticipated variations in our quarterly operating results;
announcements of new services, products, acquisitions or strategic relationships by us or our competitors;
changes in accounting treatments or principles;
changes in earnings estimates by securities analysts and in analyst recommendations; and
general political, economic, regulatory and market conditions.

The market price for our common stock may also be affected by our ability to meet or exceed expectations of analysts or investors. Any failure to meet these expectations, even if minor, could materially adversely affect the market price of our common stock.

If we issue additional shares of common stock in the future it will result in the dilution of our existing stockholders.

Our articles of incorporation authorize the issuance of 150,000,000 shares of common stock. Our board of directors has the authority to issue additional shares of common stock up to the authorized capital stated in the articles of incorporation. Our board of directors may choose to issue some or all of such shares of common stock to acquire one or more businesses or to provide additional financing in the future. The issuance of any such shares of common stock will result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares of common stock, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. Further, any such issuance may result in a change of control of our corporation.

Trading of our common stock may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

There is currently a limited market for our common stock and the volume of our common stock traded on any day may vary significantly from one period to another. Our common stock is quoted on OTC Market’s OTCQX. Trading in stock quoted on OTC Market’s OTCQX is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. The availability of buyers and sellers represented by this volatility could lead to a market price for our common stock that is unrelated to operating performance. Moreover, OTC Market’s OTCQX is not a stock exchange, and trading of securities quoted on OTC Market’s OTCQX is often more sporadic than the trading of securities listed on a stock exchange like NASDAQ. There is no assurance that a sufficient market will develop in the stock, in which case it could be difficult for our stockholders to resell their stock.

Our stock is classed as a “penny stock.” Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 (excluding the value of the primary residence of such individuals) or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority or FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for shares of our common stock.

The sale or issuance of our common stock to Lincoln Park may cause dilution and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On July 5, 2013, we entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 341,858 shares of our common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 25-month period commencing after the SEC declared effective the related registration statement. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park, except that, pursuant to the terms of our agreements with Lincoln Park, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $0.50 per share, subject to adjustment as set forth in the Purchase Agreement. Additional sales of our common stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. Lincoln Park may ultimately purchase all of the shares of our common stock that may be sold pursuant to the Purchase Agreement and, after it has acquired shares, Lincoln Park may sell all, some or none of those shares. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The exercise or conversion of the Warrants and Debentures issued to Private Placement Investors and Placement Agent may cause dilution.

On March 13, 2014, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with the certain investors pursuant to which the Company agreed to sell, and the investors agreed to purchase, Senior Convertible Debentures due March 18, 2044 (the “Debentures”) in the aggregate principal amount of $10,000,000. In addition to the Debentures, we agreed to issue to the investors and the placement agent two (2) series of warrants, including the Series A Warrants, representing the right to purchase up to an aggregate of 67,666,666 shares of the Company’s common stock (the “Warrants” and together with the Debentures, the “Securities”, and the transaction, the “Investment”). The Series A Warrants give the holders rights to purchase up to 33,333,333 shares of common stock. The purchase and sale of the Securities was consummated on March 18, 2014, and resulted in gross proceeds to the Company in the amount of $10,000,000, before deducting agent fees and other transaction-related expenses. The exercise or conversion of the Securities could result in the dilution to the interests of other holders of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” but are also contained elsewhere in this prospectus. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

The forward-looking statements contained in this prospectus involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, those discussed in “Risk Factors” elsewhere in this prospects. Readers are expressly advised to review and consider those Risk Factors, which include risks associated with (1) our ability to successfully conduct clinical and pre-clinical trials for our product candidates, (2) our ability to obtain required regulatory approvals to develop and market our product candidates, (3) our ability to raise additional capital on favorable terms, (4) our ability to execute our development plan on time and on budget, (5) our ability to obtain commercial partners, (6) our ability, whether alone or with commercial partners, to successfully commercialize any of our product candidates that may be approved for sale, and (7) our ability to identify and obtain additional product candidates. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Security Holders. We will not receive any proceeds upon the sale of shares of common stock by the Selling Security Holders in this offering. However, we received net proceeds of $9,299,160 upon the issuance of the Securities of which the Series A Warrants were a part and of which such Warrants the common stock underlies, and the exercise of each such Warrant may be effected at $0.30 per share of common stock. We retain broad discretion in determining how we allocate such cash. However, we expect that such cash will be used to further our business plan of advancing human clinical trials of AVAVEX 2-73 and for general corporate and administrative purposes. Although we have no specific plans for use of such cash as of the date of this prospectus, we believe that approximately 65% of the proceeds received from the exercise of the Series A Warrants may be used towards our advancing human clinical trials of AVAVEX 2-73 and commercializing our intellectual property, and approximately 35% may be used for our general corporate and administrative activities related to our operations as a reporting public company and related corporate compliance requirements.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market information

Our common stock is quoted on the OTCQX under the symbol “AVXL.”

The following table shows the quarterly range of high and low bid information for our common stock over the fiscal quarters for the last two fiscal years as quoted on OTCQX. We obtained the following high and low bid information from the OTC-Markets. These over-the-counter market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions. Investors should not rely on historical prices of our common stock as an indication of its future price performance. On February 24, 2015, the closing price of our common stock as reported by OTCQX was $0.17 per share.

Quarter Ended	High	Low
December 31, 2014	$0.21	$0.16
September 30, 2014	$0.35	$0.18
June 30, 2014	$046	$0.27
March 31, 2014	$0.53	$0.25
December 31, 2013	$0.65	$0.25
September 30, 2013	$0.75	$0.49
June 30, 2013	$0.83	$0.45
March 31, 2013	$0.81	$0.51
December 31, 2012	$1.12	$0.72

Transfer Agent

Shares of our common stock are issued in registered form. The Nevada Agency and Transfer Company, 50 West Liberty Street, Reno, Nevada (Telephone: (775) 322-0626; Facsimile: (775) 322-5623) is the registrar and transfer agent for shares of our common stock.

Holders of Common Stock

As of February 13, 2015, there were approximately 79 holders of record of our common stock. As of such date, 56,441,000 shares of our common stock were issued and outstanding.

Dividends

We have not paid any cash dividends on our common stock and have no intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans or Individual Compensation Arrangements

The following table summarizes certain information regarding our equity compensation plan or individual compensation arrangements as at September 30, 2014:

Equity Compensation Plan Information
Number of securities	Weighted-average	Number of securities remaining available for future issuances under equity

Plan Category	to be issued upon exercise of outstanding options, warrants and rights (a)	exercise price of outstanding options, warrants and rights (b)	compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,170,000	0.70	830,000
Equity compensation plans not approved by security holders	Nil	NA	NA
Total	3,170,000	0.70	830,000

Stock Option Plan

On April 17, 2007, our directors adopted the 2007 Stock Option Plan. On May 25, 2007, our stockholders ratified and approved the 2007 Stock Option Plan at the annual meeting of stockholders. As of September 30, 2014, 3,170,000 options have been granted to employees, directors, officers and consultants of our company.

The purpose of the 2007 Stock Option Plan is to retain the services of valued key employees and consultants of our company and such other persons as will be select in accordance with the 2007 Stock Option Plan, and to encourage such persons to acquire a greater proprietary interest in our company, thereby strengthening their incentive to achieve the objectives of the shareholders of our company, and to serve as an aid and inducement in the hiring of new employees and to provide an equity incentive to consultants.

On February 2, 2011 we amended and restated our 2007 stock option plan to increase the number of shares authorized to be issued under the plan to 4,000,000.

Recent Sales of Unregistered Securities

Since the beginning of our fiscal year ended September 30, 2014, we have not sold any equity securities that were not registered under the Securities Act of 1933 that were not previously reported in a quarterly report on Form 10-Q or in a current report on Form 8-K.

Purchases of Equity Securities by Our Company and Affiliated Purchasers

None.

SELLING SECURITY HOLDERS

When we refer to “Selling Security Holders” in this prospectus, we mean those persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Security Holders’ interests in shares of our common stock other than through a public sale.

The following table sets forth as of the date of this prospectus the name of each Selling Security Holder for whom we have registered shares of common stock for resale to the public and the number of shares of common stock that each Selling Security Holder may offer pursuant to this prospectus. The information set forth below is based on information known to us. The common stock being offered by the Selling Security Holders consists of 15,486,358 shares of the common stock issuable upon conversion of the Series A Warrants having a term of five (5) years and which are convertible at an initial conversion price of $0.30 per share.

The Company initially intended to register all of the shares of common stock underlying all of the Securities sold under the March, 2014 Securities Purchase Agreement pursuant to its obligations to do so under the applicable definitive documents enforceable by the Selling Security Holders to register a secondary offering on such Selling Security Holders’ behalf. However, in consideration of comments received from the U.S. Securities and Exchange Commission regarding the size of the shares registered by the Company in the Company’s Registration Statement on Form S-1 that went effective on July 23, 2014 regarding shares underlying the Securities, the Company has registered hereunder 15,486,358 shares of common stock underlying the Series A Warrants.

Based on information known to us or provided to us by each Selling Security Holder and as of the date the information was known to us or was provided to us, the Selling Security Holders hold the security interests in the Company as described in the table below. We cannot advise you as to whether the Selling Security Holders will exercise their rights under the Series A Warrants or if the Selling Security Holders will sell any or all of the shares of common stock in the event their rights under the Series A Warrants are exercised.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. However, the Series A Warrants are subject to certain limitations upon exercise, pursuant to the terms of the Debentures, that provide that the Selling Security Holder may not exercise its Series A Warrant if the exercise would cause a holder’s beneficial ownership of our common stock (excluding shares underlying any of their unconverted Series A Warrant) to exceed 4.99% or 9.99%, as the case may be, of the outstanding shares of common stock. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that may not be purchased during a given 60-day period used for purpose of determining beneficial ownership.

Except for relationships noted in the Selling Security Holder table, none of the Selling Security Holders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates.

Selling Security Holder	Shares Beneficially Owned Prior to Offering (#)(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering(4)	Number of Shares being Registered/offered and sold in this Offering (#)(2)	Number of Shares Beneficially Owned Post Offering (3)	Percentage of Outstanding Shares Beneficially Owned Post Offering (4)
Auriga Global Investors SU, SA	2,728,776 (5)	4.99%	1,548,636	2,728,776(5)	4.99%

Auriga Investors- Montserrat Global Fund	2,728,776 (5)	4.99%	774,318	2,728,776 (5)	4.99%
Hudson Bay Master Fund LTD	2,728,776 (5)	4.99%	2,322,954	2,728,776 (5)	4.99%
DAFNA LifeScience LP	2,728,776 (5)	4.99%	1,198,830	2,728,776 (5)	4.99%
DAFNA LifeScience Market Neutral L.P.	1,386,000	2.53%	214,641	1,171,359	2.14%
DAFNA LifeScience Select L.P.	2,728,776 (5)	4.99%	909,483	2,728,776 (5)	4.99%
Joann Mostovoy	2,728,776 (5)	4.99%	774,318	2,728,776 (5)	4.99%
Sabby Healthcare Volatility Master Fund, Ltd.	2,728,776 (5)	4.99%	3,097,271	2,728,776 (5)	4.99%
Sabby Volatility Warrant Master Fund, Ltd.	2,728,776 (5)	4.99%	1,548,636	2,728,776 (5)	4.99%
Sphera Global Healthcare Master Fund	5,463,022 (6)	9.99%	2,931,877	5,463,022(6)	9.99%
HFR HE Sphera Global Healthcare Master Trust	1,068,000	1.95%	165,394	902,606	1.65%

(*) Less than 1%.
(1)	Includes all shares of common stock beneficially owned by the Selling Security Holders as of January 26, 2015, including shares of common stock the Selling Security Holder has the right to acquire within 60 days upon exercise or conversion of the Securities.

(2)	The numbers in the column reflect the number of shares of the common stock issuable upon conversion of the Series A Warrants that are being registered hereunder.
(3)	Assumes that all underlying shares of the Series A Warrants registered hereunder have been issued to and sold by the respective Selling Security Holder.
(4)	Based on 54,684,905 shares of common stock issued and outstanding as of January 1, 2015.
(5)	Includes shares issuable upon exercise/conversion of the Securities up to a 4.99% limitation applicable thereto.
(6)	Includes shares issuable upon exercise/conversion of the Securities up to a 9.99% limitation applicable thereto.

Voting/Dispositive Power for Selling Security Holders

Set forth below is the natural person or persons who exercise the sole or shared voting and/or dispositive powers with respect to the shares to be offered by the Selling Security Holders that are legal entities.

Selling Security Holder Entity	Natural Person(s) Who Exercise Sole or Shared Voting Powers	Natural Person(s) Who Exercise Sole or Shared Dispositive Powers
Auriga Global Investors SU, SA	Dr. Raj Mehra	Dr. Raj Mehra
Auriga Investors-Montserrat Global Fund	Dr. Raj Mehra	Dr. Raj Mehra
Hudson Bay Master Fund LTD(1)	Sander Gerber	Sander Gerber
DAFNA LifeScience LP	Fariba Ghodsian, C.I.O.; Nathan Fischel, C.E.O.	Fariba Ghodsian, C.I.O.; Nathan Fischel, C.E.O.
DAFNA LifeScience Market Neutral L.P.	Fariba Ghodsian, C.I.O.; Nathan Fischel, C.E.O.	Fariba Ghodsian, C.I.O.; Nathan Fischel, C.E.O.
DAFNA LifeScience Select L.P.	Fariba Ghodsian, C.I.O.; Nathan Fischel, C.E.O.	Fariba Ghodsian, C.I.O.; Nathan Fischel, C.E.O.
Sabby Healthcare Volatility Master Fund, Ltd. (2)	Hal Mintz	Hal Mintz
Sabby Volatility Warrant Master Fund, Ltd. (2)	Hal Mintz	Hal Mintz
Sphera Global Healthcare Master Fund (3)	Doron Breen	Doron Breen
HFR HE Sphera Global Healthcare Master Trust (3)	Doron Breen	Doron Breen

(1) Hudson Bay Capital Management LP serves as investment manager of Hudson Bay Master Fund Ltd., and as such, has voting and dispositive powers over the Securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Sander Gerber disclaims beneficial ownership over the Securities.

(2) Sabby Management, LLC serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the Securities covered by the Form S-1 except to the extent of its pecuniary interest therein.

(3) Sphera Global Healthcare Management L.P. has the sole voting and dispositive powers over the Securities. Doron Breen is the natural person exercising such control at such entity.

Value of the Securities as of the Investment Date

On the date of the sale of the Securities, March 18, 2014, the closing price of our common stock was $0.44 per share. As such, the dollar value of the total 33,333,333 shares underlying the Series A Warrants would be $14,666,666. The dollar value of the 101,000,004 shares underlying all of the Securities would be $44,440,002, and the dollar value of the 15,486,358 shares of common stock registered hereunder underlying the Debentures would be $6,813,997.

Payments in Connection with Sale of the Securities

Set forth in the chart below is the dollar amount of each payment (including the value of any payments to be made in common stock) in connection with the issuance of the Securities to the Selling Security Holders made by the Company or that may be required to made by the Company to any Selling Security Holder, any affiliate of a Selling Security Holder, or any person with whom any Selling Security Holder has a contractual relationship regarding the Investment (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments):

Selling Security Holders	Dollar Amount/Payment
Auriga Global Investors SU, SA(1)	-
Auriga Investors-Montserrat Global Fund(1)	-
Hudson Bay Master Fund LTD(1)	-
DAFNA LifeScience LP(1)	-
DAFNA LifeScience Market Neutral L.P. (1)	-
DAFNA LifeScience Select L.P. (1)	-
Joann Mostovoy(1)	-
Sabby Healthcare Volatility Master Fund, Ltd. (1)	-
Sabby Volatility Warrant Master Fund, Ltd. (1)	-
Sphera Global Healthcare Master Fund(1)	-
HFR HE Sphera Global Healthcare Master Trust(1)	-
Maxim Partners LLC(2)	$700,840.00

(1) The Company was not required to pay, and no Selling Security Holder having shares registered hereunder has received payment from the Company, in connection with the Securities Purchase Agreement.

(2)Maxim Partners LLC is an affiliate of Maxim. Maxim served as the exclusive placement agent in connection with the Securities Purchase Agreement. Maxim was paid $700,840.00 and was issued Warrants, in the name of Maxim Partners LLC, representing the right to purchase up to an aggregate of 1,000,000 shares of Common Stock. Maxim Partners LLC is not a Selling Security Holder hereunder and its shares underlying such Warrants are not being registered in this registration statement.

The net proceeds received by the Company in connection with the issuance of the Securities pursuant to the Securities Purchase Agreement was $9,299,160. No cash amounts are due and payable on the principal amount outstanding on the Debentures in the first year following their sale, and no scheduled interest payments will be due thereon.

Total Profit to Selling Security Holders for the Registered Shares

The table below provides the total value the Selling Security Holders could realize as a result of the conversion discount for the common stock underlying all of the Series A Warrants registered hereunder:

Selling Security Holder	Market Price Per Share (1)	Type of Security (2)	Conversion Price (3)	Underlying Common Stock Registered in this Registration Statement (4)	Market Price (5)	Value of Shares (6)	Total Possible Discount To Market Price(7)
Auriga Global Investors SU, SA	$0.44	Series A Warrant	$0.30	1,548,636	$681,399.84	$464,590.80	$216,809.04
Auriga Investors- Montserrat Global Fund	$0.44	Series A Warrant	$0.30	774,318	$340,699.92	$232,295.40	$108,404.52
Hudson Bay Master Fund LTD	$0.44	Series A Warrant	$0.30	2,322,954	$1,022,099.76	$696,886.20	$325,213.56
DAFNA LifeScience LP	$0.44	Series A Warrant	$0.30	1,198,830	$527,485.20	$359,649.00	$167,386.20
DAFNA LifeScience Market Neutral L.P.	$0.44	Series A Warrant	$0.30	214,641	$94,442.04	$64,392.30	$30,049.74
DAFNA LifeScience Select L.P.	$0.44	Series A Warrant	$0.30	909,483	$400,172.52	$272,844.90	$127,327.62
Joann Mostovoy	$0.44	Series A Warrant	$0.30	774,318	$340,699.92	$232,295.40	$108,404.52
Sabby Healthcare Volatility Master Fund, Ltd.	$0.44	Series A Warrant	$0.30	3,097,271	$1,362,799.24	$929,181.30	$433,617.94
Sabby Volatility Warrant Master Fund, Ltd.	$0.44	Series A Warrant	$0.30	1,548,636	$681,399.84	$464,590.80	$216,809.04
Sphera Global Healthcare Master Fund	$0.44	Series A Warrant	$0.30	2,931,877	$1,290,025.88	$879,563.10	$410,462.72

HFR HE Sphera Global Healthcare Master Trust	$0.44	Series A Warrant	$0.30	165,394	$72,773.36	$49,618.20	$23,155.16

(1)Market price per share of the common stock underlying the Series A Warrants on the date of the issuance of the Series A Warrants.

(2) The shares of common stock set forth in this table are the amount underlying the Series A Warrants registered in this registration statement.

(3) Exercise price per share of the underlying common stock on the date of the issuance of the Series A Warrants is calculated using the fixed exercise price per share set forth in the Series A Warrants.

(4) The amount of shares underlying each Series A Warrant for each Selling Security Holder registered hereunder.

(5) Market price of the number of shares underlying the registered shares, calculated by using the common stock’s market price per share on the date of the issuance of the Series multiplied by the number of registered shares underlying the Series A Warrants.

(6) Value of shares underlying the Series A Warrants using the exercise price on the date of sale multiplied by the number of registered shares the Selling Security Holders may receive under the Series A Warrants. Note: the Series A Warrants have fixed exercise prices.

(7) Total possible discount to the market price as of the date of the issuance of the Series A Warrants calculated by subtracting the conversion price on the date of the issuance of the Series A Warrants from the market price of the registered shares underlying the Series A Warrants on that date.

There are no set, or prescribed, pre-determined adjustments to the conversion price per share under the Series A Warrants.

Total Profit to Selling Security Holders

The table below provides the total value the Selling Security Holders and placement agent could realize, calculated as of the date of the Investment transaction, as a result of the conversion discount for the common stock underlying all of the Securities if all of such shares could be sold hereunder. Note that the Selling Security Holders are not registering the total possible number of shares underlying the Securities, rather only 15,486,358 shares underlying the Securities (specifically, underlying the Series A Warrants) are being registered hereunder.

Selling Security Holder	Market Price Per Share (1)	Type of Security (2)	Conversion Price (3)	Total Possible Shares Underlying Securities (4)	Combined Market Price (5)	Total Value of Shares (6)	Total Possible Discount To Market Price (7)
Auriga Global Investors SU, SA	$0.44	Debenture	$0.30	3,333,334	$1,466,666.96	$1,000,000.20	$466,666.76
		Series A	$0.30	3,333,333	$1,466,666.52	$999,999.90	$466,666.62

		Warrant
		Series B Warrant	$0.42	3,333,333	$1,466,666.52	$1,399,999.86	$66,666.66
		Debenture/ Series A Warrant/Series B Warrant	-	10,000,000	$4,400,000	$3,399,999.96	$1,000,000.04
Auriga Investors- Montserrat Global Fund	$0.44	Debenture	$0.30	1,666,667	$733,333.48	$500,000.10	$233,333.38
		Series A Warrant	$0.30	1,666,667	$733,333.48	$500,000.10	$233,333.38
		Series B Warrant	$0.42	1,666,667	$733,333.48	$700,000.14	$33,333.34
		Debenture/ Series A Warrant/Series B Warrant	-	5,000,001	$2,200,000.44	$1,700,000.34	$500,000.10
Hudson Bay Master Fund LTD	$0.44	Debenture	$0.30	5,000,000	$2,200,000	$1,500,000	$700,000
		Series A Warrant	$0.30	5,000,000	$2,200,000	$1,500,000	$700,000
		Series B Warrant	$0.42	5,000,000	$2,200,000	$2,100,000	$100,000
		Debenture/ Series A Warrant/Se ries B Warrant	-	15,000,000	$660,000	$5,100,000	$1,500,000

DAFNA LifeScience LP	$0.44	Debenture	$0.30	2,580,400	$1,135,376	$774,120	$361,256
		Series A Warrant	$0.30	2,580,400	$1,135,376	$774,120	$361,256
		Series B Warrant	$0.42	2,580,400	$1,135,376	$1,083,768	$51,608

		Debenture/ Series A Warrant/Series B Warrant	-	7,741,200	$3,406,128	$2,632,008	$774,120
DAFNA LifeScience Market Neutral L.P.	$0.44	Debenture	$0.30	462,000	$203,280	$138,600	$64,680
		Series A Warrant	$0.30	462,000	$203,280	$138,600	$64,680
		Series B Warrant	$0.42	462,000	$203,280	$194,040	$9,240
		Debenture/ Series A Warrant/Series B Warrant	-	1,386,000	$609,840	$471,240	$138,600
DAFNA LifeScience Select L.P.	$0.44	Debenture	$0.30	1,957,600	$861,344	$587,280	$274,064
		Series A Warrant	$0.30	1,957,600	$861,344	$587,280	$274,064
		Series B Warrant	$0.42	1,957,600	$861,344	$822,192	$39,152
		Debenture/	-	5,872,800	$2,584,032	$1,996,752	$587,280

		Series A Warrant/Series B Warrant
Joann Mostovoy	$0.44	Debenture	$0.30	1,666,667	$733,333.48	$500,000.10	$233,333.38
		Series A Warrant	$0.30	1,666,667	$733,333.48	$500,000.10	$233,333.38
		Series B Warrant	$0.42	1,666,667	$733,333.48	$700,000.14	$33,333.34
		Debenture/ Series A Warrant/Series B Warrant	-	5,000,001	$2,200,000.44	$1,700,000.34	$500,000.10
Sabby Healthcare Volatility Master Fund, Ltd.	$0.44	Debenture	$0.30	6,666,667	$2,933,333.48	$2,000,000.10	$933,333.38
		Series A Warrant	$0.30	6,666,667	$2,933,333.48	$2,000,000.10	$933,333.38

		Series B Warrant	$0.42	6,666,667	$2,933,333.48	$2,800,000.14	$133,333.34
		Debenture/ Series A Warrant/Series B Warrant	-	20,000,001	$8,800,000.44	$6,800,000.34	$2,000,000.10
Sabby Volatility Warrant Master Fund, Ltd.	$0.44	Debenture	$0.30	3,333,334	$1,466,666.96	$1,000,000.20	$466,666.76
		Series A Warrant	$0.30	3,333,333	$1,466,666.52	$999,999.90	$466,666.62

		Series B Warrant	$0.42	3,333,333	$1,466,666.52	$1,399,999.86	$66,666.66
		Debenture/ Series A Warrant/Series B Warrant	-	10,000,000	$4,400,000	$3,399,999.96	$1,000,000.04
Sphera Global Healthcare Master Fund	$0.44	Debenture	$0.30	6,310,667	$2,776,693.48	$1,893,200.10	$883,493.38
		Series A Warrant	$0.30	6,310,667	$2,776,693.48	$1,893,200.10	$883,493.38
		Series B Warrant	$0.42	6,310,667	$2,776,693.48	$2,650,480.14	$126,213.34
		Debenture/ Series A Warrant/Series B Warrant	-	18,932,001	$8,330,080.44	$6,436,880.34	$1,893,200.10
HFR HE Sphera Global Healthcare Master Trust	$0.44	Debenture	$0.30	356,000	$156,640	$106,800	$49,840
		Series A Warrant	$0.30	356,000	$156,640	$106,800	$49,840
		Series B Warrant	$0.42	356,000	$156,640	$149,520	$7,120
		Debenture/ Series A Warrant/Series B Warrant	-	1,068,000	$469,920	$363,120	$106,800

Maxim Partners LLC	$0.44	Debenture	-	-	-	-
		Series A Warrant	$0.30	500,000	$220,000	$150,000	$70,000
		Series B Warrant	$0.42	500,000	$220,000	$210,000	$10,000
		Debenture/ Series A Warrant/Series B Warrant	-	1,000,000	$440,000	$360,000	$80,000

(1) Market price per share of the common stock underlying the Securities on the date of the sale of the Securities.
(2) The shares of common stock set forth in this table are the total amount underlying Debentures, Series A Warrants and Series B Warrants that were sold in the Investment transaction.
(3)Conversion/exercise price per share of the underlying common stock on the date of the sale of the Securities is calculated using the fixed conversion/exercise price per share set forth in the Securities.
(4) Total possible shares underlying the Securities (assuming no interest payments and complete conversion throughout the term). Note: the number listed does not take into account that each Selling Security Holder is subject to a 4.99% conversion cap, except for Sphera Global Healthcare Master Fund and HFR HE Sphera Global Healthcare Master Trust, which are subject to a 9.99% conversion cap.
(5) Combined market price of the total number of shares underlying the Securities, calculated by using the common stock’s market price per share on the date of the sale of the Securities multiplied by the total possible shares underlying the Securities.
(6) Total value of shares underlying the Securities using the conversion price on the date of sale multiplied by the total number of shares the Selling Security Holders may receive under the Securities. Note: the Debentures and Warrants have fixed conversion prices.
(7) Total possible discount to the market price as of the date of the sale of the Securities calculated by subtracting the total conversion price on the date of the sale of the Securities from the combined market price of the total number of shares underlying the Securities on that date.

There are no set, or prescribed, pre-determined adjustments to the exercise price per share under the Series A Warrants.

Total Profits from Other Company Securities Held by the Selling Security Holders

The following table sets forth information regarding non-Investment transaction issued Company securities held by the Selling Security Holders:**

Selling Security Holder	Total Possible Profit(1)	Total Possible Shares(2)	Combined Market Price(3)	Total Possible Shares Receivable(4)	Total Possible Discount To Market Price(5)

Auriga Global Investors SU, SA	-	-	-	-	-
Auriga Investors- Montserrat Global Fund	-	-	-	-	-
Hudson Bay Master Fund LTD	-	-	-	-	-
DAFNA LifeScience LP	-	-	-	-	-
DAFNA LifeScience Market Neutral L.P.	-	-	-	-	-
DAFNA LifeScience Select L.P.	-	-	-	-	-
Joann Mostovoy	-	-	-	-	-
Sabby Healthcare Volatility Master Fund, Ltd.	-	-	-	-	-
Sabby Volatility Warrant Master Fund, Ltd.	-	-	-	-	-
Sphera Global Healthcare Master Fund	-	-	-	-	-
HFR HE Sphera Global Healthcare Master Trust	-	-	-	-	-

(1) The total possible profit to be realized as a result of any conversion discounts for securities underlying any other warrants, options, notes, or other securities of the issuer that are held by the Selling Security Holders or any affiliates of the Selling Security Holders.
(2) The total possible shares to be received under the particular securities (assuming complete conversion/exercise).
(3)The combined market price of the total number of underlying shares, calculated by using the market price per share on the date of the sale of that other security and the total possible shares to be received.
(4) The total possible shares to be received and the combined conversion price of the total number of shares underlying that other security calculated by using the conversion price on the date of the sale of that other security and the total possible number of underlying shares.
(5) The total possible discount to the market price as of the date of the sale of that other security, calculated by subtracting the total conversion/exercise price on the date of the sale of that other security from the combined market price of the total number of underlying shares on that date.
**To the knowledge of the Company, none of the Selling Security Holders, nor their affiliates, own of record any securities underlying any other warrants, options, notes, or other securities of the Company.

Gross Proceeds, Payments Made to Selling Security Holders

The following table sets forth the gross proceeds paid or payable to the Company in the Securities Purchase Agreement, all payments that have been made or that may be required to be made by the Company, the resulting net proceeds to the Company, and the combined total possible profit to be realized as a result of any conversion discounts regarding the securities under all securities held by the Selling Security Holders and the placement agent.

Selling Security Holder	Gross Proceeds Payable to Issuer (1)	Payments Made To Selling Security(2) Holders	Resulting Net Proceeds (3)	Combined Total Possible Profit(4)
Auriga Global Investors SU, SA	$1,000,000.00	-	$1,000,000.00	$1,000,000.00
Auriga Investors- Montserrat Global Fund	$500,000.00	-	$500,000.00	$500,000.00
Hudson Bay Master Fund LTD	$1,500,000.00	-	$1,500,000.00	$1,500,000.00
DAFNA LifeScience LP	$774,120.00	-	$774,120.00	$774,120.00
DAFNA LifeScience Market Neutral L.P.	$138,600.00	-	$138,600.00	$138,600.00
DAFNA LifeScience Select L.P.	$587,280.00	-	$587,280.00	$587,280.00

Joann Mostovoy	$500,000.00	-	$500,000.00	$500,000.00
Sabby Healthcare Volatility Master Fund, Ltd.	$2,000,000.00	-	$2,000,000.00	$2,000,000.00
Sabby Volatility Warrant Master Fund, Ltd.	$1,000,000.00	-	$1,000,000.00	$1,000,000.00
Sphera Global Healthcare Master Fund	$1,893,200.00	-	$1,893,200.00	$1,893,198.00
HFR HE Sphera Global Healthcare Master Trust	$106,800.00	-	$106,800.00	$106,800.00
Maxim Partners LLC(5)	$0.00.00	$700,840.00	($700,840.00)	$80,000.00

(1) Gross proceeds paid or payable to the Company in the Investment transaction.
(2) All payments that have been made or that may be required to be made by the Company in connection with the issuance of Warrants and Debentures to the Selling Security Holders or the placement agent, any affiliate of a Selling Security Holder or the placement agent, or any person with whom any Selling Security Holder or the placement agent has a contractual relationship regarding the Investment transaction (including any interest payments, liquidated damages, payments made to “finders” or “placement agents,” and any other payments or potential payments).
(3) Resulting net proceeds to the Company. Note that these figures do not include the $4,000 fee paid to the Investment transaction’s escrow agent, or the $30,000 fee paid to the placement agent’s attorneys.
(4) Combined total possible profit to be realized as a result of any conversion discounts regarding the common stock underlying the Securities, options, notes, or other securities of the issuer that are held by the Selling Security Holders or any affiliates of the Selling Security Holders and the placement agent.
(5) Maxim Partners LLC is an affiliate of Maxim. Maxim served as the exclusive placement agent in connection with the Investment transaction. Maxim was paid $700,840.00 and was issued Warrants, in the name of Maxim Partners LLC, representing the right to purchase up to an aggregate of 1,000,000 shares of Common Stock. Maxim Partners LLC is not a Selling Security Holder’s shares underlying such Warrants are not being registered in this registration statement.

The total amount of all payments as disclosed ($700,840) divided by the net proceeds from the issuer from the sale of the Debentures ($9,299,160) is 7.54%, which averages over the thirty (30) year term of the Debentures to 0.25% . The total possible discount to the market price of the shares underlying the Debentures ($4,666,666.04) divided by the net proceeds from the issuer from the sale of the Debentures ($9,299,160) is 50.18%, which averages over the thirty (30) year term of the Debentures to 1.67% .

Prior Securities Transactions between the Company and Selling Security Holders

The following table that describes all prior securities transactions between the Company (or any of its predecessors) and the Selling Security Holders, any affiliates of the Selling Security Holders, or any person with whom any Selling Security Holder has a contractual relationship regarding the transaction (or any predecessors of those persons), and the placement agent:*

Selling Security Holder	Date of Transaction(1)	# of Shares Outstanding Prior To Transaction(2)	# of Shares Outstanding Prior To Transaction & Held by Non-Selling Security Holders(3)	# of Shares Issued(4)	% Of Total Issued & Outstanding (5)	Market Price Per Share Prior To Transaction(6)	Current Market Price Per Share(7)
Auriga Global Investors SU, SA	-	-	-	-	-	-	-
Auriga Investors- Montserrat Global Fund	-	-	-	-	-	-	-
Hudson Bay Master Fund LTD	-	-	-	-	-	-	-
DAFNA LifeScience LP	-	-	-	-	-	-	-
DAFNA LifeScience Market Neutral L.P.	-	-	-	-	-	-	-
DAFNA LifeScience Select L.P.	-	-	-	-	-	-	-
Joann Mostovoy	-	-	-	-	-	-	-
Sabby	-	-	-	-	-	-	-

Healthcare Volatility Master Fund, Ltd.
Sabby Volatility Warrant Master Fund, Ltd.	-	-	-	-	-	-	-
Sphera Global Healthcare Master Fund	-	-	-	-	-	-	-
HFR HE Sphera Global Healthcare Master Trust	-	-	-	-	-	-	-
Maxim Partners LLC	-	-	-	-	-	-	-

*None of the Selling Security Holders or placement agent had any business relationship or entered into any securities related transactions with the Company prior to the Investment.
(1) Date of the transaction.
(2)Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction. (3) Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the Selling Security Holders, affiliates of the Company, or affiliates of the Selling Security Holders.
(4) Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction.
(5) Percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the Selling Security Holders, affiliates of the Company, or affiliates of the Selling Security Holders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction.
(6) Market price per share of the class of securities subject to the transaction immediately prior to the Investment transaction (reverse split adjusted, if necessary).
(7) Current market price per share of the class of securities subject to the transaction (reverse split adjusted, if necessary).

Pre-Investment Transaction Securities held by Selling Security Holders

The following table sets forth the pre-Investment transaction securities held by the Selling Security Holders:

Selling Security Holder	# of Shares Outstanding Prior to the	# of Shares Registered for Resale by	# of Shares Registered for Resale by	# of Shares Sold by Selling Security Holders	# of Shares Initially Registered for Resale on

	Investment Transaction Held by Non- Selling Security Holders	Selling Security Holders in Prior Registration Statements	Selling Security Holders Still Held by Selling Security Holders	in Registered Resales	Behalf of Selling Security Holders in Investment Transaction**
Auriga Global Investors SU, SA	33,034,265*	-	-	-	1,101,142
Auriga Investors- Montserrat Global Fund	33,034,265*	-	-	-	550,571
Hudson Bay Master Fund LTD	33,034,265*	-	-	-	1,651,713
DAFNA LifeScience LP	33,034,265*	-	-	-	852,416
DAFNA LifeScience Market Neutral L.P.	33,034,265*	-	-	-	152,618
DAFNA LifeScience Select L.P.	33,034,265*	-	-	-	646,679
Joann Mostovoy	33,034,265*	-	-	-	550,571
Sabby Healthcare Volatility Master Fund, Ltd.	33,034,265*	-	-	-	2,202,284
Sabby Volatility Warrant Master Fund, Ltd.	33,034,265*	-	-	-	1,101,142
Sphera Global Healthcare Master Fund	33,034,265*	-	-	-	2,084,682
HFR HE Sphera	33,034,265*	-	-	-	117,602

Global Healthcare Master Trust
Maxim Partners LLC***	33,034,265*	-	-	-	-

* Prior to the Investment, the Company had 38,260,098 shares of common stock issued and outstanding, with 5,225,832 shares directly held by affiliates, and 0 shares held by the Selling Security Holders.

** Such shares of common stock underlie the Debentures issued pursuant to the Investment transaction. Note that each of the Selling Security Holders remains subject to conversion caps imposed by the Securities that limit the amount of shares of common stock that they can convert/exercise into at 4.99% of the outstanding shares of common stock (except for Sphera Global Healthcare Master Fund and HFR HE Sphera Global Healthcare Master Trust which have a 9.99% limitation).

*** The Company has not submitted for registration any shares underlying the Securities held by Maxim Partners LLC that were issued in the Investment transaction.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

The following discussion should be read in conjunction with our audited consolidated financial statements and notes thereto for the fiscal year ended September 30, 2014 included elsewhere in this prospectus. The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward-looking statements.” Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. The forward-looking statements contained in this prospectus involve a number of risks and uncertainties, many of which are outside of our control. Factors that could cause actual results to differ materially from projected results include, but are not limited to, those discussed in “Risk Factors” elsewhere in this prospectus. Readers are expressly advised to review and consider those Risk Factors, which include risks associated with (1) our ability to successfully conduct clinical and pre-clinical trials for our product candidates, (2) our ability to obtain required regulatory approvals to develop and market our product candidates, (3) our ability to raise additional capital on favorable terms, (4) our ability to execute our development plan on time and on budget, (5) our ability to obtain commercial partners, (6) our ability, whether alone or with commercial partners, to successfully commercialize any of our product candidates that may be approved for sale, and (7) our ability to identify and obtain additional product candidates. Although we believe that the assumptions underlying the forward-looking statements contained in this prospectus are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements will be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. Furthermore, past performance in operations and share price is not necessarily indicative of future performance. Except as required by applicable laws including the securities laws of the United States, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our Business

We are a clinical stage biopharmaceutical company engaged in the development of drug candidates to treat Alzheimer’s disease, other central nervous system (CNS) diseases, and various types of cancer. Our lead compounds ANAVEX 2-73 and ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept®) are being developed to treat Alzheimer’s disease and potentially other central nervous system (CNS) diseases.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. The randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

We intend to identify and initiate discussions with potential partners in the next 12 months. Further, we may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further our goals.

Recent Corporate Developments

Since the commencement of our fourth quarter ended September 30, 2014, we have experienced the following significant corporate developments:

On October 22, 2014, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, a long time investor of our company, for an equity investment of $500,000 at a price of $0.25 per unit. Pursuant to the terms of the Purchase Agreement, we agreed to sell, and Lincoln Park agreed to purchase, 2,000,000 shares of common stock. In addition, we agreed to issue to Lincoln Park an aggregate of 4,000,000 stock purchase warrants, of which 2,000,000 are exercisable at $0.30 per share and 2,000,000 are exercisable at $0.42 per share, each for a period of five years, subject to adjustment for stock splits, combinations, and reclassification events.

On November 3, 2014, we announced our Company has received regulatory approval from the Ethics Committee in Australia to initiate a Phase 2a clinical trial of our proprietary compound, ANAVEX 2-73, as well as ANAVEX PLUS, the combination of ANAVEX 2-73 and donepezil (Aricept®). The approved Phase 2a clinical trial is the first study of ANAVEX 2-73 in Alzheimer’s patients.

Effective as of December 12, 2014, our Company’s common stock began being quoted on the OTC Market Group’s OTCQX tier under the Company’s existing stock ticker “AVXL”. The OTCQX is the highest tier of the OTC Market Group’s trading marketplace.

RESULTS OF OPERATIONS - FISCAL YEAR ENDED SEPTEMBER 30, 2014

Revenue

We have not earned any revenues since our inception on January 23, 2004. We are still in the development stage and do not anticipate earning any revenues until we can establish an alliance with other companies to develop, co-develop, license, acquire or market our products.

Operating Expenses

Our operating expenses for the year ended September 30, 2014 were $2,968,975, which represents an increase of $831,608 compared to $2,137,367 for the year ended September 30, 2013. The increase was mainly attributable to (i) an increase in investor relations expenses and other professional fees and bonus payment as a result of our capital raising efforts related to a $10,000,000 convertible Debenture financing, which resulted in one-time compensation charges in the aggregate amount of $1,010,000, including a non-cash charge of $610,000 for the vesting of common stock under our President’s employment agreement and (ii) an increase in research and development activities in the current year, including clinical trial work, as a result of funding secured.

Other income (expenses)

The aggregate amount in the other income (expense) for the year ended September 30, 2014, amounted to $(8,399,378) as compared to $(1,562,679) for the comparable year ended September 30, 2013. The largest single increase in this loss was as a result of certain non-cash, non-operational accounting charges related to certain amendments to the Debentures.

Generally accepted accounting principles in the United States (US GAAP) accounting rules deemed the amendments to the terms of the Debentures to require extinguishment accounting to be applied to them. This resulted in a net non-cash, non-operational accounting charge being recorded in our consolidated statement of operations of $8,099,137, net of the recovery of a finance charge of $459,912, being the total accrued liquidating damages owed to the holders of the convertible debentures at the date of the amendment, though these amounts were satisfied through the modification of the conversion price.

Further, we do not have a sufficient number of authorized and unissued shares of common stock available to satisfy the additional shares that could be issued under the terms of the Debentures. As a result, US GAAP accounting rules require that we account for such shares underlying the Debentures as derivative liabilities. It is the requirement of these accounting rules, that we re-measure derivative financial instruments to their respective fair values at each reporting period, with the changes in fair value being reported as a non-operating item on the consolidated statement of operations. Consequently, we were required to record non-cash, non-operational gains related to the change in the calculated value of derivative liabilities of $2,955,000 for the year ended September 30, 2014.

These accounting charges did not result in an actual cash impact on our Company. Removing the effect of all financing related accelerated charges and adjustments to our consolidated statement of operations, results in a net loss of $(2,760,714), or $(0.09) per share, as shown below:

	As Reported	Net impact	Adjusted
Operating expenses
General and administrative	$2,236,580		$2,236,580
Research and development	732,395		732,395
Total operating expenses	(2,968,975)	-	(2,968,975)
Other income (expenses)
Interest and finance expenses, net	(7,089)		(7,089)
Gain on settlement of accounts payable	199,655		199,655
Financing related charges and adjustments	(8,624,986)	8,607,639	(17,347)
Foreign exchange loss	33,042		33,042
Total other income (expenses), net	(8,399,378)	8,607,639	208,261
Net loss and comprehensive loss for the period	$(11,368,353)	$8,607,639	$(2,760,714)
Loss per share - diluted	$(0.30)		$(0.09)
Net loss and comprehensive loss - GAAP basis			$(11,368,353)
Add back:
Non-cash financing related charged and adjustments			8,607,639
Net loss and comprehensive loss - Non-GAAP basis			$(2,760,714)

Liquidity and Capital Resources

Working Capital

	2014	2013
Current Assets	$7,351,255	$393,449
Current Liabilities	1,441,149	1,952,660
Working Capital (Deficiency)	$5,910,106	$(1,559,211)

As of September 30, 2014, we had $7,262,138 in cash, an increase of $6,917,064 from September 30, 2013. The principal reason for this increase is due to cash received in respect of the issuance of the Debentures in the aggregate principal amount of $10,000,000 that were issued in the current year. We intend to use the funds from these Debentures to implement our plan of operation of researching and developing our compounds, the related patents and any further intellectual property we may acquire. We intend to use the majority of our capital resources to complete the next clinical trial for ANAVEX 2-73 and ANAVEX PLUS, and to perform work necessary to prepare for further clinical development.

Cash Flows

	2014	2013
Cash flows used in operating activities	$(2,659,379)	$(777,573)
Cash flows used in investing activities	(3,015)	-
Cash flows provided by financing activities	9,579,458	1,111,285
Increase in cash	$6,917,064	$333,712

Cash flow used in operating activities

Our cash used in operating activities for the year ended September 30, 2014 was $2,659,379 compared to $777,573 used in operating activities for the comparative year ended September 30, 2013. The increase in cash used in operating activities was primarily as a result of the increased net loss for the current period as a result of an increase in corporate activities and research and development following the Debenture financing in March, 2014.

Cash used in investing activities

Cash used in investing activities was $3,015 in the current year ended September 30, 2014. This is as a result of small equipment purchases in the current year.

Cash flow provided by financing activities

Our cash provided by financing activities for the year ended September 30, 2014 was $9,579,458, mostly attributable to cash received from the issuance of the Debentures in the aggregate principal amount of $10,000,000, less related fees and expenses of $788,712 incurred in connection with the closing of these Debentures. We also received cash from the issuance of common shares under the Purchase Agreement with Lincoln Park Capital Fund, LLC (described under Other Financing below).

In the comparative year ended September 30, 2013, we had cash inflows of $1,111,285 from activities related to the issuance of short term debt and a private placement equity financings.

Results of Operations - Three Months Ended December 31, 2014

Revenue

We have not earned any revenues since our inception on January 23, 2004. We do not anticipate earning any revenues until we can establish an alliance with other companies to develop, co-develop, license, acquire or market our products.

Operating Expenses

Three months ended December 31, 2014 compared to three months ended December 31, 2013

Our operating expenses for the three months ended December 31, 2014 were $770,678, which represents an increase of $461,070 compared to $309,608 for the three month period ended December 31, 2013. The increase was mainly attributable to an increase in research and development expenses of $313,445 related to our Phase 2a clinical trial for ANAVEX 2-73, which commenced in December, 2014. We expect our research and development expenses will continue to increase over the remaining quarters in the current fiscal year as a result of this clinical trial and other auxiliary research and development activities. We continue to target potential research partners to further advance our pipeline compounds.

Other income

The aggregate amount in the other income for the three month period ended December 31, 2014, amounted to $(16,040) as compared to $668,245 for the comparable three month period ended December 31, 2013. The decrease in other expenses was mainly as a result of a decrease in financing related income of $683,000 for the three months ended December 31, 2013, related to a change in the calculated fair value over the period of stock purchase warrants being accounted for as derivative liabilities in accordance with US GAAP.

Liquidity and Capital Resources

Working Capital

	December 31, 2014	September 30, 2014
Current Assets	$7,048,500	$7,351,255
Current Liabilities	1,418,152	1,441,149
Working Capital	$5,630,348	$5,910,106

As of December 31, 2014, we had $6,980,924 in cash, a decrease of $281,214 from September 30, 2014. The principal reason for this decrease is due to cash used in operations and for the advancement of clinical trial work, offset by funds received during the quarter in respect of a private placement. We intend to use the majority of our capital resources to complete the next clinical trial for ANAVEX 2-73 and ANAVEX PLUS, and to perform work necessary to prepare for further clinical development.

Cash Flows

	Three months ended December 31,
	2014	2013
Cash flows used in operating activities	$(693,070)	$(434,990)
Cash flows from investing activities	-	(2,327)
Cash flows from financing activities	411,856	188,170
Decrease in cash	$(281,214)	$(249,147)

Cash flow used in operating activities

Our cash used in operating activities for the period ended December 31, 2014 was $693,070 compared to $434,990 used in operating activities for the comparative period ended December 31, 2013. The increase in cash used in operating activities was primarily as a result of the increased research and development activities as a result of the commencement of clinical trial work.

Cash used in investing activities

Cash used in investing activities was $Nil in the current period ended December 31, 2014 compared to $2,327 in the comparative period. This is as a result of a small equipment purchase in the comparative period.

Cash flow provided by financing activities

Our cash used in financing activities for the period ended December 31, 2014 was $411,856, mostly attributable to cash received from the issuance of common shares under the Subscription Agreement with Lincoln Park Capital Fund, LLC (described above under Recent Corporate Developments).

In the comparative period ended December 31, 2013, we had cash inflows of $188,170 from activities related to the issuance of common shares under the Purchase Agreement (described below under Other Financing).

Other Financing

On July 5, 2013, we entered into a Purchase Agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 341,858 shares of our common stock to Lincoln Park as a fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 25-month period commencing after the SEC declared effective the related registration statement.

The Company has the right, in its sole discretion over a 25-month period, to sell to Lincoln Park up to the additional aggregate commitment of $9.9 Million of shares of common stock. There are no upper limits on the per share price that Lincoln Park may pay to purchase such common stock. Furthermore, the Company controls the timing and amount of any future sales, if any, of shares of common stock to Lincoln Park except that, pursuant to the terms of the Purchase Agreement, we would be unable to sell shares to Lincoln Park if and when the closing sale price of our common stock is below $0.50 per share, subject to adjustment as set forth in the Purchase Agreement. Lincoln Park has no right to require any sales and is obligated to purchase common stock as directed by the Company.

Other than our rights related to the Lincoln Park financing, there can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, if and when it is needed, we will be forced to delay or scale down some or all of our research and development activities or perhaps even cease the operation of our business.

We expect that we will be able to fund our operations for the next 12 months through existing cash on hand and through equity and debt financings in the future. If we raise additional financing by issuing equity securities, our existing stockholders’ ownership will be diluted. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our stockholders.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

We base our assumptions and estimates on historical experience and other sources that we believe to be reasonable at the time. Actual results may vary from our estimates due to changes in circumstances, weather, politics, global economics, mechanical problems, general business conditions and other factors. Our significant estimates are related to the valuation of warrants and options.

There are accounting policies that we believe are significant to the presentation of our financial statements. The most significant of these accounting policies relates to the accounting for our research and development expenses, stock-based compensation expense and derivative liabilities.

Research and Development Expenses

Research and developments costs are expensed as incurred. These expenses are comprised of the costs of our proprietary research and development efforts, including salaries, facilities costs, overhead costs and other related expenses as well as costs incurred in connection with third-party collaboration efforts. Milestone payments made by us to third parties are expensed when the specific milestone has been achieved.

In addition, we incur expenses in respect of the acquisition of intellectual property relating to patents and trademarks. The probability of success and length of time in developing commercial applications of the drugs subject to the acquired patents and trademarks is difficult to determine and numerous risks and uncertainties exist with respect to the timely completion of the development projects. There is no assurance the acquired patents and trademarks will ever be successfully commercialized. Due to these risks and uncertainties, we expense the acquisition of patents and trademarks.

Stock-based Compensation

We account for all stock-based payments and awards under the fair value based method.

Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if we had paid cash instead of paying with or using equity based instruments. The cost of the stock-based payments to non-employees that is fully vested and non-forfeitable as at the grant date is measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

We account for the granting of share purchase options to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant. The fair value of all share purchase options are expensed over their vesting period with a corresponding increase to additional capital surplus. Upon exercise of share purchase options, the consideration paid by the option holder, together with the amount previously recognized in additional capital surplus, is recorded as an increase to share capital.

We use the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of the grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in assumptions can materially affect the fair value estimate and therefore the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of our share purchase options.

Derivative Liabilities

From time to time, we may issue convertible promissory notes which include embedded conversion options which, dependent on their specific contractual terms, may be required to be accounted for as separate derivative liabilities. These liabilities are required to be measured at fair value. These instruments are then adjusted to reflect fair value at each period end. Any increase or decrease in the fair value is recorded in results of operations as change in fair value of derivative liabilities. In determining the appropriate fair value, we use the binomial pricing model because these instruments are not quoted on an active market.

Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in assumptions can materially affect the fair value estimate and therefore the binomial model does not necessarily provide a reliable single measure of the fair value of these instruments.

Recent Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Updated No. 2014-10, "Development Stage Entities” (“ASU 2014-10”) which removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the update eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. During the year ended September 30, 2014, we elected to early adopt ASU 2014-10. The adoption of this ASU allowed our company to remove the inception to date information and all references to development stage.

Recent Accounting Pronouncements Not Yet Adopted

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. We are currently evaluating the impact this guidance on our financial condition, results of operations and cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. We are currently evaluating the impact this guidance on our financial condition, results of operations and cash flows.

In May, 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition from contracts with customers, ASU 2014-09 (Topic 606 and IFRS 15). This standard will supersede nearly all existing revenue recognition guidance. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

Other than noted above, we do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

BUSINESS

Our Current Business

We are a clinical stage biopharmaceutical company engaged in the development of drug candidates to treat Alzheimer’s disease, other central nervous system (CNS) diseases, and various types of cancer. Our lead compounds ANAVEX 2-73 and ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept), are being developed to treat Alzheimer’s disease and potentially other central nervous system (CNS) diseases.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. The randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies, ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

We intend to identify and initiate discussions with potential partners in the next 12 months. Further, we may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further our goals.

Our Pipeline

Our pipeline includes one clinical drug candidate and several compounds in different stages of pre-clinical study.

Our proprietary SIGMACEPTOR™ Discovery Platform produced small molecule drug candidates with unique modes of action, based on our understanding of sigma receptors. Sigma receptors may be targets for therapeutics to combat many human diseases, including Alzheimer’s disease. When bound by the appropriate ligands, sigma receptors influence the functioning of multiple biochemical signals that are involved in the pathogenesis (origin or development) of disease.

Compounds that have been subjects of our research include the following:

ANAVEX 2-73

ANAVEX 2-73 may offer a disease-modifying approach in Alzheimer’s disease (AD) by using ligands that activate sigma-1 receptors.

In AD animal models, ANAVEX 2-73 has shown pharmacological, histological and behavioral evidence as a potential neuroprotective, anti-amnesic, anti-convulsive and anti-depressive therapeutic agent, due to its potent affinity to sigma-1 receptors and moderate affinities to M1-4 type muscarinic receptors. In addition, ANAVEX 2-73 has shown a potential dual mechanism which may impact both amyloid and tau pathology. In a transgenic AD animal model Tg2576 ANAVEX 2-73 induced a statistically significant neuroprotective effect against the development of oxidative stress in the mouse brain, as well as significantly increased the expression of functional and synaptic plasticity markers that is apparently amyloid-beta independent. It also statistically alleviated the learning and memory deficits developed over time in the animals, regardless of sex, both in terms of spatial working memory and long-term spatial reference memory.

Based on the results of pre-clinical testing, we initiated and completed a Phase 1 single ascending dose (SAD) clinical trial of ANAVEX 2-73 in 2011. In this Phase 1 SAD trial, the maximum tolerated single dose was defined per protocol as 55-60 mg. This dose is above the equivalent dose shown to have positive effects in mouse models of AD. There were no significant changes in laboratory or electrocardiogram (ECG) parameters. ANAVEX 2-73 was well tolerated below the 55-60 mg dose with only mild adverse events in some subjects. Observed adverse events at doses above the maximum tolerated single dose included headache and dizziness, which were moderate in severity and reversible. These side effects are often seen with drugs that target central nervous system (CNS) conditions, including AD.

The ANAVEX 2-73 Phase 1 SAD trial was conducted as a randomized, placebo-controlled study. Healthy male volunteers between the ages of 18 and 55 received single, ascending oral doses over the course of the trial. Study endpoints included safety and tolerability together with pharmacokinetic parameters. Pharmacokinetics includes the absorption and distribution of a drug, the rate at which a drug enters the blood and the duration of its effect, as well as chemical changes of the substance in the body. This study was conducted in Germany in collaboration with ABX-CRO, a clinical research organization that has conducted several Alzheimer’s disease studies, and the Technical University of Dresden.

ANAVEX PLUS

ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept®) is a potential novel combination drug for Alzheimer’s disease. Aricept® (donepezil) is now generic. ANAVEX 2-73 showed in combination with donepezil an unexpected and clear synergic effect of memory improvement by up to 80% in animal models. A patent application was filed in the US for the combination of donepezil and ANAVEX 2-73 and if granted would give patent protection at least until 2033.

In a humanized calibrated cortical network computer model the unexpected pre-clinical synergy between ANAVEX 2-73 and donepezil was confirmed and ANAVEX PLUS showed an anticipated ADAS-Cog response of 7 points at 12 weeks and 5.5 points at 26 weeks, which represents more than 2x the ADAS-Cog of donepezil alone.

ANAVEX 3-71

ANAVEX 3-71, previously named AF710B is a preclinical drug candidate with a novel mechanism of action via sigma-1 receptor activation and M1 muscarinic allosteric modulation, which has shown to enhance neuroprotection and cognition in Alzheimer's disease. ANAVEX 3-71 is a CNS-penetrable mono-therapy that bridges treatment of both cognitive impairments with disease modifications. It is highly effective in very small doses against the major Alzheimer's hallmarks in transgenic (3xTg-AD) mice, including cognitive deficits, amyloid and tau pathologies, and also has beneficial effects on inflammation and mitochondrial dysfunctions. ANAVEX 3-71 indicates extensive therapeutic advantages in Alzheimer's and other protein-aggregation-related diseases given its ability to enhance neuroprotection and cognition via sigma-1 receptor activation and M1 muscarinic allosteric modulation.

ANAVEX 1-41

ANAVEX 1-41 is a sigma-1 agonist. Pre-clinical tests revealed significant neuroprotective benefits (i.e., protects nerve cells from degeneration or death) through the modulation of endoplasmic reticulum, mitochondrial and oxidative stress, which damages and destroys cells and is believed by some scientists to be a primary cause of AD. In addition, in animal models, ANAVEX 1-41 prevented the expression of caspase-3, an enzyme that plays a key role in apoptosis (programmed cell death) and loss of cells in the hippocampus, the part of the brain that regulates learning, emotion and memory. These activities involve both muscarinic and sigma-1 receptor systems through a novel mechanism of action.

ANAVEX 1037

ANAVEX 1037 is designed for the treatment of prostate cancer. It is a low molecular weight, synthetic compound exhibiting high affinity for sigma-1 receptors at nanomolar levels and moderate affinity for sigma-2 receptors and sodium channels at micromolar levels. In advanced pre-clinical studies, this compound revealed antitumor potential with no toxic side effects. It has also been shown to selectively kill human cancer cells without affecting normal/healthy cells and also to significantly suppress tumor growth in immune-deficient mice models. Scientific publications describe sigma receptor ligands positively, highlighting the possibility that these ligands may stop tumor growth and induce selective cell death in various tumor cell lines. Sigma receptors are highly expressed in different tumor cell types. Binding by appropriate sigma-1 and/or sigma-2 ligands can induce selective apoptosis. In addition, through tumor cell membrane reorganization and interactions with ion channels, our drug candidates may play an important role in inhibiting the processes of metastasis (spreading of cancer cells from the original site to other parts of the body), angiogenesis (the formation of new blood vessels) and tumor cell proliferation.

Our compounds are in the pre-clinical and clinical testing stages of development, and there is no guarantee that the activity demonstrated in pre-clinical models will be shown in human testing.

Our Target Indications

We have developed compounds with potential application to two broad categories and several specific indications. The two categories are diseases of the central nervous system, and cancer. Specific indications include:

Alzheimer’s disease – In 2014, an estimated 5.2 million Americans are suffering from Alzheimer’s disease. The Alzheimer’s Association® reports that by 2025, 7.1 million Americans will be afflicted by the disease, a 40 percent increase from currently affected patients. Medications on the market today treat only the symptoms of AD and do not have the ability to stop its onset or its progression. There is an urgent and unmet need for both a disease modifying cure for Alzheimer’s disease as well as for better symptomatic treatments.

Depression - Depression is a major cause of morbidity worldwide according to the World Health Organization (WHO). Pharmaceutical treatment for depression is dominated by blockbuster brands, with the leading nine brands accounting for approximately 75% of total sales. However, the dominance of the leading brands is waning, largely due to the effects of patent expiration and generic competition. Our market research leads us to believe that the worldwide market for pharmaceutical treatment of depression exceeds $11 billion annually.

Epilepsy - Epilepsy is a common chronic neurological disorder characterized by recurrent unprovoked seizures. These seizures are transient signs and/or symptoms of abnormal, excessive or synchronous neuronal activity in the brain. According to the Centers for Disease Control and Prevention, epilepsy affects 2.2 million Americans. Today, epilepsy is often controlled, but not cured, with medication that is categorized as older traditional anti-epileptic drugs and second generation anti epileptic drugs. Because epilepsy afflicts sufferers in different ways, there is a need for drugs used in combination with both traditional anti-epileptic drugs and second generations anti-epileptic drugs. Decision Resources, one of the world’s leading research and advisory firms for pharmaceutical and healthcare issues, finds that the epilepsy market will increase from $2.9 billion in 2011 to nearly$3.7 billion in 2016.

Neuropathic Pain – We define neuralgia, or neuropathic pain, as pain that is not related to activation of pain receptor cells in any part of the body. Neuralgia is more difficult to treat than some other types of pain because it does not respond well to normal pain medications. Special medications have become more specific to neuralgia and typically fall under the category of membrane stabilizing drugs or antidepressants. Our market research leads us to believe the worldwide market for pharmaceutical treatment of neuropathic pain exceeds $5 billion annually.

Malignant Melanoma - Predominantly a skin cancer, malignant melanoma can also occur in melanocytes found in the bowel and the eye. Malignant melanoma accounts for 75% of all deaths associated with skin cancer. The treatment includes surgical removal of the tumor, adjuvant treatment, chemo and immunotherapy, or radiation therapy. According to IMS Health the worldwide Malignant Melanoma market is expected to grow from about $900 million in 2012 to $4.4 billion by 2022.

Prostate Cancer – Specific to men, prostate cancer is a form of cancer that develops in the prostate, a gland in the male reproductive system. The cancer cells may metastasize from the prostate to other parts of the body, particularly the bones and lymph nodes. Drug therapeutics for Prostate Cancer are expected to increase from $8.1 billion in 2012 to nearly $18.6 billion in 2017 according to BCC Research.

Pancreatic Cancer - Pancreatic cancer is a malignant neoplasm of the pancreas. In the United States approximately 45,000 new cases of pancreatic cancer will be diagnosed this year and approximately 38,000 patients will die as a result of their cancer. Our market research leads us to believe that the market for the pharmaceutical treatment of pancreatic cancer will exceed $1.2 billion by 2015.

Competition

The pharmaceutical industry is intensely competitive.

At this time, we view our competition as biomedical development companies that are trying to discover and develop compounds to be used in the treatment of Alzheimer’s disease, and those companies already doing so. Those companies include Prana Biotechnology Ltd. (NASDAQ:PRAN), Perrigo Company PLC (NYSE:PRGO), Pfizer Inc. (NYSE:PFE), Actavis Plc. (NYSE:ACT), Novartis AG (NYSE:NVS), GlaxoSmithKline PLC (NYSE:GSK), Merck & Co. Inc. (NYSE:MRK), Eli Lilly & Co. (NYSE: LLY), Johnson & Johnson (NYSE:JNJ) and Roche Holding AG (VTX:ROG).

Each of our competitors have greater capital resources, larger overall research and development staffs and facilities, and a longer history in drug discovery and development, obtaining regulatory approval, and pharmaceutical product manufacturing and marketing than we do. With these additional resources, our competitors will be able to respond to the rapid and significant technological changes in the biotechnology and pharmaceutical industries faster than we can. Our future success will depend in large part on our ability to acquire funding for our research and development. To continue to acquire funding for our research and development, we will likely have to show progress toward our goals and we will eventually be expected to develop a compound that may result in a transaction with another pharmaceutical company

Patents, Trademarks and Intellectual Property

Anavex holds one issued U.S. patent and five U.S. patent applications with various international counterpart applications. The most recent U.S. patent application was filed October 20, 2014. Anavex is awaiting formal patent documents from a co-inventor as to two applications, and seeking one assignment from the same co-inventor to an application assigned to Anavex by another co-inventor. We regard patents and other intellectual property rights as corporate assets. Accordingly, we attempt to optimize the value of intellectual property in developing our business strategy including the selective development, protection, and exploitation of our intellectual property rights.

In addition to filings made with intellectual property organizations, we protect our intellectual property and confidential information by means of carefully considered processes of communication and the sharing of information, and by the use of confidentiality and non-disclosure agreements and provisions for the same in contractor’s agreements. While no agreement offers absolute protection, such agreements provide some form of recourse in the event of disclosure, or anticipated disclosure.

Our intellectual property position, like that of many biomedical companies, is uncertain and involves complex legal and technical questions for which important legal principles are unresolved. We may file additional patent applications in the United States, or in other jurisdictions for further inventions. We may not be successful in obtaining critical claims or in protecting our potential drug compounds or processes. Even if we do obtain patents, they may not adequately protect the technology we own or have licensed. In addition, others may challenge, seek to invalidate, infringe or circumvent any patents we own or license, and rights we receive under those patents may not provide competitive advantages to us. Further, the manufacture, use or sale of our potential drug compounds may infringe the patent rights of others

Our success will also depend in part on our ability to commercialize our compounds without infringing the proprietary rights of others. We have not conducted extensive freedom of use patent searches and no assurance can be given that patents do not exist or could not be filed which would have an adverse effect on our ability to market our technology or maintain our competitive position with respect to our technology. If our compounds or other subject matter are claimed under other existing United States or other patents or are otherwise protected by third party proprietary rights, we may be subject to infringement actions. In such event, we may challenge the validity of such patents or other proprietary rights or we may be required to obtain licenses from such companies in order to develop, manufacture or market our technology. There can be no assurances that we would be able to obtain such licenses or that such licenses, if available, could be obtained on commercially reasonable terms. Furthermore, the failure to either develop a commercially viable alternative or obtain such licenses could result in delays in marketing all of our potential drug compounds based on our drug technology or the inability to proceed with the development, manufacture or sale of potential drug compounds requiring such licenses, which could have a material adverse effect on our business, financial condition and results of operations. If we defend ourselves against charges of patent infringement or to protect our proprietary rights against third parties, substantial costs will be incurred regardless of whether we are successful. Such proceedings are typically protracted with no certainty of success. An adverse outcome could subject us to significant liabilities to third parties and force us to curtail or cease our research and development of our technology.

Government Approval

Regulation by governmental authorities in the United States and foreign countries is a significant factor in the development, manufacture, and expected marketing of our potential drug compounds and in potential future research and development activities. The nature and extent to which such regulation will apply to us will vary depending on the nature of any potential drug compounds developed. We anticipate that all of our potential drug compounds will require regulatory approval by governmental agencies prior to commercialization.

In particular, human therapeutic products are subject to rigorous non-clinical and clinical testing and other approval procedures of the FDA and similar regulatory authorities in other countries. Various federal statutes and regulations also govern or influence testing, manufacturing, safety, labeling, storage, and record-keeping related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with the appropriate federal statutes and regulations requires substantial time and financial resources. Any failure by us or our collaborators to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of any potential drug compounds developed by us, our ability to receive product revenues, and our liquidity and capital resources.

The steps ordinarily required before a new drug may be marketed in the United States, which are similar to steps required in most other countries, include:

non-clinical laboratory tests, non-clinical studies in animals, formulation studies and the submission to the FDA of an investigational new drug application;
adequate and well-controlled clinical trials to establish the safety and efficacy of the drug;
the submission of a new drug application or biologic license application to the FDA; and
FDA review and approval of the new drug application or biologics license application.

Non-clinical tests include laboratory evaluation of potential drug compound chemistry, formulation and toxicity, as well as animal studies. The results of non-clinical testing are submitted to the FDA as part of an investigational new drug application. A 30-day waiting period after the filing of each investigational new drug application is required prior to commencement of clinical testing in humans. At any time during the 30-day period or at any time thereafter, the FDA may halt proposed or ongoing clinical trials until the FDA authorizes trials under specified terms. The investigational new drug application process may be extremely costly and substantially delay the development of our potential drug compounds. Moreover, positive results of non-clinical tests will not necessarily indicate positive results in subsequent clinical trials. The FDA may require additional animal testing after an initial investigational new drug application is approved and prior to Phase III trials.

Clinical trials to support new drug applications are typically conducted in three sequential phases, although the phases may overlap. During Phase I, clinical trials are conducted with a small number of subjects to assess metabolism, pharmacokinetics, and pharmacological actions and safety, including side effects associated with increasing doses. Phase II usually involves studies in a limited patient population to assess the efficacy of the drug in specific, targeted indications; assess dosage tolerance and optimal dosage; and identify possible adverse effects and safety risks.

If a compound is found to be potentially effective and to have an acceptable safety profile in Phase I and II evaluations, Phase III trials are undertaken to further demonstrate clinical efficacy and to further test for safety within an expanded patient population at geographically dispersed clinical trial sites.

After successful completion of the required clinical trials, a new drug application is generally submitted. The FDA may request additional information before accepting the new drug application for filing, in which case the new drug application must be resubmitted with the additional information. Once the submission has been accepted for filing, the FDA reviews the new drug application and responds to the applicant. The FDA’s requests for additional information or clarification often significantly extends the review process. The FDA may refer the new drug application to an appropriate advisory committee for review, evaluation, and recommendation as to whether the new drug application should be approved, although the FDA is not bound by the recommendation of an advisory committee.

Sales outside the United States of potential drug compounds we develop will also be subject to foreign regulatory requirements governing human clinical trials and marketing for drugs. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a potential drug compound for sale in the United States, the potential drug compound may be exported for sale outside of the United States, only if it has been approved in any one of the following: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. There are specific FDA regulations that govern this process.

Research and Development Expenses

Historically, a significant portion of our operating expenses has related to research and development. See “Financial Statements and Supplementary Data” of our Annual Report for costs and expenses related to research and development, and other financial information for fiscal years 2014 and 2013.

Scientific Advisors

We are advised by scientists and physicians with experience relevant to our Company and our product candidates. In the past twelve months, our advisors included Dr. Michael Gold, John Harrison, Ph.D., Dr, Ottavio Arancio, Dr. Norman Relkin, Ph.D., Ph.D., Tangui Nicolas Maurice, Ph.D., Abraham Fisher, Ph.D., Dr. Paul Aisen, and Dr. Jeffrey Cummings.

Officers

One of our directors is engaged as an officer-employee of the Company serving in the capacity of president, secretary, treasurer, chief executive officer and chief financial officer.

Employees

We currently have four (4) full-time employees, and we retain several independent contractors on an as-needed basis. We believe that we have good relations with our employees.

Legal Proceedings

We are not currently a party to or engaged in any material legal proceedings. However, we may be subject to various claims and legal actions arising in the ordinary course of business from time to time.

MANAGEMENT

Directors and Executive Officers

Our directors are to be elected at our annual meeting and each director elected is to hold office until his or her successor is elected and qualified. Our board of directors may remove our officers at any time.

Our directors and executive officers, their age, positions held, and duration of such, are as follows:

Name	Position	Age	Date first appointed
Christopher Missling, PhD	Director, President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer	49	July 5, 2013
Athanasios Skarpelos	Director	47	January 9, 2013
Bernd Metzner, PhD	Director	44	May 7, 2014
Elliot Favus, MD	Director	39	May 7, 2014

Business Experience

The following is a brief account of the education and business experience of directors and executive officers during at least the past five years, indicating their principal occupation during the period, and the name and principal business of the organization by which they were employed.

Christopher Missling, PhD. Christopher Missling has over twenty (20) years of healthcare industry experience in big pharmaceutical, biotech industry and investment banking. Most recently, from March, 2007 until his appointment by our company, Mr. Missling served as the head of healthcare investment banking at Brimberg & Co. in New York, New York. Also, Mr. Missling served as the Chief Financial Officer of Curis, Inc. (NASDAQ:CRIS) and ImmunoGen, Inc. (NASDAQ:IMGN). Mr. Missling earned his MS and PhD from the University of Munich and an MBA from Northwestern University Kellogg School of Management and WHU Otto Beisheim School of Management.

Athanasios Skarpelos. Athanasios (Tom) Skarpelos is a self-employed investor with 17 years of experience working with private and public companies. For the past 10 years, he has been focused on biotechnology companies involved in drug discovery and drug development projects. Mr. Skarpelos was engaged as a consultant to our company for one year effective August 2, 2010. His experience has led to relationships with researchers at academic institutes in Europe and North America. Mr. Skarpelos is a founder of Anavex.

Bernd Metzner, PhD. Bernd Metzner is currently Chief Financial Officer of the Doehler Group, a global producer and provider of technology-based natural ingredients for the food and beverage industry with sales activities in more than 130 countries. Previously, he was Chief Administration Officer and member of the Board of Management of Bayer Schering Pharma AG, the pharmaceutical division of $100+ billion market cap company Bayer AG. In this position, Dr. Metzner had worldwide financial responsibility for the Bayer Pharma Group. During his almost 10-years with Bayer AG, Dr. Metzner also held several senior international management positions in the corporate finance organization of Bayer AG, including Chief Financial Officer of Bayer S.p.A. Italy and heading the coordination of the successful spin-off of Lanxess, a specialty chemicals group. Dr. Metzner started his career at the law firm Flick Gocke Schaumburg and has a degree in business administration from the University of Siegen. After obtaining his doctorate, he became a chartered accountant.

Elliot Favus, MD. Elliot Favus is Chief Executive Officer of Favus Institutional Research, a healthcare research firm serving institutional investors. He has been a healthcare equity research analyst on Wall Street since 2006, starting at Lazard Capital Markets and subsequently at Och-Ziff Capital Management Group. Prior to working on Wall Street, Dr. Favus was an Instructor in medicine at Mount Sinai School of Medicine in New York. He attended the University of Michigan (BA, 1996), the University of Chicago Pritzker School of Medicine (MD, 2001) and the NYU-Bellevue Hospital Internal Medicine Residency Program (2004). He is board-certified in Internal Medicine (2004) and has 10 years of basic science laboratory experience working on human genetics projects at Harvard Medical School, the University of Chicago and the University of Pittsburgh.

Family Relationships

There are no family relationships between any director or executive officer.

Involvement in Certain Legal Proceedings

There are no material proceedings to which any director or executive officer or any associate of any such director or officer is a party adverse to our company or has a material interest adverse to our company.

No director or executive officer has been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease- and- desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of our common stock to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during fiscal year ended September 30, 2014, all filing requirements applicable to our officers, directors and greater than 10% percent beneficial owners were complied.

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted our policy on our website at www.anavex.com.

Audit Committee and Audit Committee Financial Experts

We do not have a standing audit committee at the present time. We believe that our board of directors is capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The board of directors of our company does not believe that it is necessary to have an audit committee at this time because management believes the functions of an audit committee can be adequately performed by the board of directors.

Except for Dr. Metzner, we do not deem any of our directors as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Nominating and Compensation Committees

We do not have standing nominating or compensation committees, or committees performing similar functions. Our board of directors believes that it is not necessary to have a standing compensation committee at this time because the functions of such committee are adequately performed by our board of directors. Our board of directors has not adopted a charter for the compensation committee.

Our board of directors also is of the view that it is appropriate for us not to have a standing nominating committee because our board of directors has performed and is expected to perform adequately the functions of a nominating committee. Our board of directors has not adopted a charter for the nominating committee. There has not been any defined policy or procedure requirements for stockholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because we believe that, at this stage of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. There is neither a defined, nor a typical process of identifying and evaluating nominees for director.

Summary Compensation

The particulars of compensation paid to the following persons for the last two completed fiscal years:

a)	our principal executive officers;

b)

each of our two most highly compensated executive officers who were serving as executive officers at the end of the fiscal year ended September 30, 2014 who had total compensation exceeding $100,000; and

c)

up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, for our fiscal years ended September 30, 2014 and 2013, are set out in the following summary compensation table:

						Other
						Annual
				Stock	Option	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Total
Position	Year	($)	($)	($)	($)	($)	($)
Christopher Missling,	2014	240,000	400,000(2)	Nil	16,888	Nil	656,888
PhD(1) President, Chief Executive Officer, Chief Financial Officer and Director	2013	60,000	Nil	1,600,000(3)	1,002,500	Nil	2,662,500

Robert Chisholm(4)	2014	Nil	Nil	Nil	Nil	Nil	Nil
President, Chief Financial Officer and Director	2013	24,677	Nil	Nil	Nil	Nil	24,677

(1)	Christopher Missling was appointed as director, President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer on July 5, 2013.
(2)	The bonus was a result of the successful financing in March, 2014.
(3)

Mr. Missling was granted 4,000,000 shares of restricted common stock that vest upon the occurrence of certain financial and clinical milestones. The value of stock awards issued to Christopher Missling is presented at the quoted market price of these shares on the date of issuance in accordance with FASB ASC Topic 718 for the awards that were expected to vest at the date of issuance.

(4)

Robert Chisholm was appointed President and Chief Financial Officer on June 26, 2012. Prior to that date, Mr. Chisholm served as a director to the company. Mr. Chisholm resigned as President and Chief Financial Officer and director on January 9, 2013. These fees are included in consulting fees in our consolidated financial statements.

Employment and Consulting Agreements

Christopher Missling

In connection with Mr. Missling’s appointment as Chief Executive Officer, the Company and Mr. Missling entered into an employment agreement commencing on July 5, 2013 and ending on July 5, 2016, whereby: (a) the Company shall pay to Mr. Missling an initial monthly base salary of $20,000 with Mr. Missling being eligible for bonuses and salary increases; (b) Mr. Missling received a sign-on stock option grant; (c) Mr. Missling shall receive a restricted stock grant subject to certain vesting milestones; (d) Mr. Missling shall be able to participate in the Company’s employee benefit plans; and (e) the Company agreed to indemnify Mr. Missling in connection with his provision of services to the Company.

Robert Chisholm

Effective June 26, 2012, Robert Chisholm was appointed President and Chief Financial Officer of the company. Mr. Chisholm was remunerated at a rate of CDN$7,500 per month through a company with which he is associated. Effective January 9, 2013, Mr. Chisholm resigned from his positions as both an officer and a director and his agreement was terminated in connection therewith.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer and director certain information concerning the outstanding equity awards as of September 30, 2014.

	Option Awards					Stock Awards
		Number of	Equity					Equity	Equity
	Number of	Securities	Incentive			Number	Market	Incentive	Incentive
	Securities	Underlying	Plan	Option		of	Value of	Plan	Plan
	Underlying	Unexercisable	Awards:	Exercise	Option	Shares of	Shares or	Awards:	Awards:
	Exercisable	Options	Number of	Price	Expiration	Units of	Units of	Number	Market or
Name	Options	(#)	Securities	($)	Date	Stock	Stock that	of	Payout
	(#)		Underlying			that have	have not	Unearned	Value of
			Unexercised			not	Vested	Shares,	Unearned
			Unearned			Vested	($)	Units or	Shares,
			Options			(#)		Other	Units or
			(#)					Rights	Other
								that	Rights that
								have	have not
								not	Vested
								Vested	($)
(#)
Christopher	2,000,000	Nil	Nil	0.40	July 5,	3,000,000	540,000	Nil	Nil
2023
Missling	Nil	500,000	Nil	0.33	May 8,
2024
Athanasios	Nil	Nil	Nil	N/A	N/A	Nil	N/A	Nil	N/A
Skarpelos
Bernd	Nil	150,000	Nil	0.30	N/A	Nil	N/A	Nil	N/A
Metzner
Elliot	Nil	150,000	Nil	0.30	N/A	Nil	N/A	Nil	N/A
Favus

We have not adopted any other equity compensation plan other than our 2007 Stock Option Plan.

Compensation of Directors

The table below shows the compensation of our directors who were not our named executive officers for the fiscal year ended September 30, 2014:

	Fees			Non-Equity	Nonqualified
	Earned	Stock	Option	Incentive Plan	Deferred	All Other
	or Paid in	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	Cash	($)	($)	($)	Earnings ($)	($)	($)
($)
Athanasios Skarpelos	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Bernd Metzner	5,000	Nil	4,626	Nil	Nil	Nil	9,626
Elliot Favus	Nil	Nil	4,626	Nil	Nil	Nil	4,626

We reimburse our directors for expenses incurred in connection with attending board meetings.

During the fiscal year ended September 30, 2014, there were no standard arrangements pursuant to which any of our directors were compensated for services provided in their capacity as directors.

We currently have no formal plan for compensating our directors for their services in their capacity as directors, although we may elect to issue stock options to such persons in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

Our employment agreement with Christopher Missling, PhD contains provisions regarding our obligations to Mr. Missling upon his termination and upon a change of control. In the event of a change of control, as such term is defined in the employment agreement, all of the restricted stock granted to Mr. Missling shall vest. Depending on the nature of the termination of Mr. Missling’s services, certain of his salary, bonus and granted securities shall vest in the amounts at such time as set forth in the agreement. A copy of the employment agreement is set forth in its entirety as an exhibit to the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2013.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth, as of January 26, 2015, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and our named executive officers and by our current directors and executive officers as a group. We have determined the number and percentage of shares beneficially owned by such person in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. This information does not necessarily indicate beneficial ownership for any other purpose.

	Name and address of	Amount and nature of	Percent of
Title of class	beneficial owner	beneficial ownership	class (1)
Common Stock	Athanasios Skarpelos	5,225,832 Direct	9.2%
	(Director)
	2, Place du Port
	Geneva, Switzerland CH 1204
Common Stock	Christopher Missling	3,000,000(2)	5.3%
	(Officer/Director)
	51 W 52nd Street,
	7th floor
	New York, NY 10019
Common Stock	Bernd Metzner (Director)	Nil	Nil
	51 W 52nd Street,
	7th Floor
	New York, NY 10019
Common Stock	Elliot Favus(Director)	Nil	Nil
	51 W 52nd Street,
	7th Floor
	New York, NY 10019
Common Stock	Directors & Executive Officers as a	8,225,832	14.3%
	group (4 persons)

(1)

Percentage of ownership is based on 56,441,000 shares of our common stock issued and outstanding as of February 13, 2015. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Includes 2,000,000 stock options that have vested and 1,000,000 shares of restricted common stock that have vested pursuant to the achievement of certain objectives. Does not include 3,000,000 shares of restricted common stock that vest pursuant to the achievement of certain objectives.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

Transactions with related persons

There have been no other transactions, since October 1, 2013, or currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest.

i.	any director or executive officer of our company;

ii.	any beneficial owner of shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; and

iii.	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Compensation of Named Executive Officers and Directors

For information regarding compensation of named executive officers and directors, please see “Item 11. Executive Compensation.”

Director Independence

We deem that Christopher Missling, PhD is not independent as that term is defined by NASDAQ 5605(a)(2) because Mr. Missling serves as our President, Chief Executive Officer, Secretary, Treasurer and Chief Financial Officer. We have also determined that Athanasios Skarpelos is not independent as that term is defined by NASDAQ 5605(a)(2).

We deem that Bernd Metzner and Elliot Favus are independent as that term is defined by NASDAQ 5605(a)(2).

DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 shares of common stock with a par value of $0.001. As at January 13, 2015 we had 56,441,000 common shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our Company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

Nevada Anti-Takeover Law and Charter and Bylaws Provisions

Nevada Revised Statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more shareholders, at least 100 of whom are shareholders of record and residents of the State of Nevada; and do business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute does not apply to our Company.

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our Company.

OTC Markets - OTCQX Quotation

Our common stock is quoted on the OTC Markets - OTCQX under the trading symbol “AVXL.”

PLAN OF DISTRIBUTION

Each Selling Security Holder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OCTQB or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling securities:

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
an exchange distribution in accordance with the rules of the applicable exchange;
privately negotiated transactions;
settlement of short sales;
in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
a combination of any such methods of sale; or
any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Security Holders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Security Holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Security Holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the Selling Security Holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Security Holders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Our common stock is quoted on the OTCQX under the symbol “AVXL.”

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Snell & Wilmer L.L.P.

EXPERTS

The financial statements as of September 30, 2014 and 2013 and for each of the two years in the period ended September 30, 2014 included in this Prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

We make available free of charge on or through our internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ANAVEX LIFE SCIENCES CORP.

FINANCIAL STATEMENTS

Tel: 212-885-8000 Fax: 212-697-1299 www.bdo.com	100 Park Avenue New York, NY 10017

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Anavex Life Sciences Corp.
New York, NY

We have audited the accompanying consolidated balance sheets of Anavex Life Sciences Corp. as of September 30, 2014 and 2013 and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity (capital deficit) for each of the two years in the period ended September 30, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anavex Life Sciences Corp. at September 30, 2014 and 2013, and the results of its operations and its cash flows for each of the two years in the period ended September 30, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, NY

December 29, 2014

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

ANAVEX LIFE SCIENCES CORP.
CONSOLIDATED BALANCE SHEETS
September 30, 2014 and 2013

	2014	2013

ASSETS

Current
Cash	$7,262,138	$345,074
Prepaid expenses	89,117	48,375
	7,351,255	393,449
Equipment	2,247	–
	$7,353,502	$393,449

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,249,084	$1,741,797
Promissory notes payable	192,065	210,863
	1,441,149	1,952,660
Non–interest bearing liabilities	5,719,727	904,000
	7,160,876	2,856,660

STOCKHOLDERS' EQUITY (CAPITAL DEFICIT)

Capital stock
Authorized: 150,000,000 common shares, par value $0.001 per share Issued and outstanding: 47,200,237 common shares (September 30, 2013 – 37,237,588)	47,201	37,238
Additional paid–in capital	52,078,750	38,644,523
Common stock to be issued	640,000	60,000
Accumulated deficit	(52,573,325)	(41,204,972)
	192,626	(2,463,211)
	$7,353,502	$393,449

SEE ACCOMPANYING NOTES

ANAVEX LIFE SCIENCES CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
for the years ended September 30, 2014 and 2013

	2014	2013
Operating expenses
General and administrative – Notes 8 and 9	$2,236,580	$1,873,520
Research and development	732,395	263,847

Total operating expenses	(2,968,975)	(2,137,367)

Other income (expenses)
Interest and finance expenses, net	(7,089)	(51,341)
Gain (loss) on settlement of accounts payable	199,655	(976,880)
Financing related charges and adjustments	(8,624,986)	(480,328)
Foreign exchange loss	33,042	(54,130)

Total other expenses, net	(8,399,378)	(1,562,679)

Net loss and comprehensive loss for the period	$(11,368,353)	$(3,700,046)

Loss per share
Basic	$(0.29)	$(0.12)
Diluted	$(0.30)	$(0.12)

Weighted average number of shares outstanding
Basic	39,727,731	31,908,441
Diluted	39,727,731	31,908,441

SEE ACCOMPANYING NOTES

ANAVEX LIFE SCIENCES CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
for the years ended September 30, 2014 and 2013

	2014	2013
Cash Flows used in Operating Activities
Net loss for the period	$(11,368,353)	$(3,700,046)
Adjustments to reconcile net loss to net cash used in operations:
Amortization and depreciation	768	576
Accretion of debt discount	1,917,615	–
Stock–based compensation	637,925	1,002,500
Amortization of deferred financing charge	1,123,612	1,215
Change in fair value of derivative financial instruments	(2,956,000)	(15,000)
(Gain) Loss on settlement of accounts payable	(199,655)	976,880
Loss on extinguishment of debt	8,539,759	495,328
Unrealized foreign exchange	(18,798)	(4,937)
Changes in non–cash working capital balances related to operations:
Prepaid expenses	(33,234)	–
Accounts payable and accrued liabilities	(303,018)	465,911
Net cash used in operating activities	(2,659,379)	(777,573)

Cash Flows used in Investing Activities
Acquisition of equipment	(3,015)	–
Net cash used in investing activities	(3,015)	–

Cash Flows provided by Financing Activities
Issuance of common shares, net of share issue costs	368,170	801,285
Share subscriptions received	–	60,000
Proceeds from the issuance of promissory notes	–	250,000
Financing fees paid	(788,712)	–
Proceeds from the issuance of convertible debentures	10,000,000	–
Net cash provided by financing activities	9,579,458	1,111,285

Increase in cash during the period	6,917,064	333,712
Cash, beginning of period	345,074	11,362
Cash, end of period	$7,262,138	$345,074

Supplemental Cash Flow Information – Note 11

SEE ACCOMPANYING NOTES

ANAVEX LIFE SCIENCES CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CAPITAL DEFICIT)
for the years ended September 30, 2014 and 2013

	Common Stock
			Additional	Common
			Paid–in	Shares to be	Accumulated
	Shares	ParValue	Capital	Issued	Deficit	Total

Balance, October 1, 2012	30,240,687	$30,241	$34,599,514	$–	$(37,504,926)	$(2,875,171)
Equity units issued for settlement of loans payable on July 5, 2013	4,208,910	4,209	2,563,011	–	–	2,567,220
Capital stock issued for cash on July 5, 2013 – at $0.40	2,196,133	2,196	563,257	–	–	565,453
Less: Share issue costs			(112,174)	–	–	(112,174)
Initial purchase shares issued under Purchase Agreement on July 5, 2013 – at $0.40	591,858	592	99,750	–	–	100,342
Less: Share issue costs	–	–	(71,335)	–	–	(71,335)
Common stock to be issued for cash–at $0.50	–	–	–	60,000	–	60,000
Stock–based compensation	–	–	1,002,500			1,002,500
Net loss for the period	–	–	–	–	(3,700,046)	(3,700,046)
Balance, September 30, 2013	37,237,588	37,238	38,644,523	60,000	(41,204,972)	(2,463,211)
Equity units issued under Purchase Agreement	400,000	400	187,770	–	–	188,170
Commitment shares issued under terms of Purchase Agreement	2,510	3	(3)	–	–	–
Capital stock issued for cash–at$0.50	120,000	120	59,880	(60,000)		–
Capital stock issued for cash–at$0.30	500,000	500	149,500	30,000		180,000
Share issue costs, net of recovery	–	–	(2,452)	–	–	(2,452)
Issuance of detachable warrants	–	–	5,989,900	–	–	5,989,900
Agent's warrants issued in connection with convertible debentures	–	–	334,900	–	–	334,900
Beneficial conversion feature on convertible debentures issued	–	–	4,010,100	–	–	4,010,100
Reclassification of derivative financial instruments upon modification of warrant terms	–	–	221,000	–	–	221,000
Capital stock issued pursuant to debt conversions–at$0.30	6,378,426	6,378	1,907,149	–	–	1,913,527
Capital stock issued pursuant to debt conversions–at$0.25	2,561,713	2,562	548,558	–	–	551,120
Stock based compensation	–	–	27,925	610,000	–	637,925
Net loss for the period	–	–	–	–	(11,368,353)	(11,368,353)
Balance, September 30, 2014	47,200,237	$47,201	$52,078,750	$640,000	$(52,573,325)	$192,626

SEE ACCOMPANYING NOTES

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)

Note 1	Business Description and Basis of Presentation

Business

Anavex Life Sciences Corp. (the “Company”) is a clinical stage biopharmaceutical company engaged in the development of drug candidates to treat Alzheimer’s disease, other central nervous system (CNS) diseases, and various types of cancer. The Company’s lead compounds ANAVEX 2-73 and ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept), are being developed to treat Alzheimer’s disease and potentially other central nervous system (CNS) diseases.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. The randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies, ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

The Company intends to identify and initiate discussions with potential partners in the next 12 months. Further, the Company may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further its goals.

Basis of Presentation

These financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and the instructions to Form 10-K.

Certain amounts for the prior periods have been reclassified to conform to the current period’s presentation. These reclassifications did not impact reported results or earnings per share.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 2

Note 2	Summary of Significant Accounting Policies

a)	Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations, asset impairment, conversion features embedded in convertible notes payable, derivative valuations, stock based compensation and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

b)	Principles of Consolidation

These consolidated financial statements include the accounts of Anavex Life Sciences Corp. and its wholly-owned subsidiaries, Anavex Life Sciences (France) SA, a company incorporated under the laws of France and Anavex Australia Pty Limited, a company incorporated under the laws of Australia. All inter-company transactions and balances have been eliminated.

c)	Equipment

Equipment is recorded at cost and is depreciated at 33% per annum on the straight-line basis.

d)	Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about future operating performance, and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 3

Note 2	Summary of Significant Accounting Policies – (cont’d)

e)	Financial Instruments

The carrying value of the Company’s financial instruments, consisting of cash and accounts payable and accrued liabilities approximate their fair value due to the short- term maturity of such instruments. Based on borrowing rates currently available to the Company for similar terms and based on the short term duration of the debt instruments, the carrying value of the promissory notes payable approximate their fair value. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

f)	Foreign Currency Translation

The functional currency of the Company is the US dollar. Monetary items denominated in a foreign currency are translated into US dollars at exchange rates prevailing at the balance sheet date and non-monetary items are translated at exchange rates prevailing when the assets were acquired or obligations incurred. Foreign currency denominated expense items are translated at exchange rates prevailing at the transaction date. Unrealized gains or losses arising from the translations are credited or charged to income in the period in which they occur.

g)	Research and Development Expenses

Research and developments costs are expensed as incurred. These expenses are comprised of the costs of the Company’s proprietary research and development efforts, including salaries, facilities costs, overhead costs and other related expenses as well as costs incurred in connection with third-party collaboration efforts. Milestone payments made by the Company to third parties are expensed when the specific milestone has been achieved.

In addition, the Company incurs expenses in respect of the acquisition of intellectual property relating to patents and trademarks. The probability of success and length of time to develop commercial applications of the drugs subject to the acquired patents and trademarks is difficult to determine and numerous risks and uncertainties exist with respect to the timely completion of the development projects. There is no assurance the acquired patents and trademarks will ever be successfully commercialized. Due to these risks and uncertainties, the acquisition of patents and trademarks does not meet the definition of an asset and thus are expensed as incurred.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 4

Note 2	Summary of Significant Accounting Policies – (cont’d)

h)	Income Taxes

The Company has adopted the provisions of FASB ASC 740 "Income Taxes" (“ASC 740”) which requires the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The Company follows the provisions of ASC 740 regarding accounting for uncertainty in income taxes. The Company initially recognizes tax positions in the financial statements when it is more likely than not the position will be sustained upon examination by the tax authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement with the tax authority assuming full knowledge of the position and all relevant facts. Application requires numerous estimates based on available information. The Company considers many factors when evaluating and estimating our tax positions and tax benefits, and our recognized tax positions and tax benefits may not accurately anticipate actual outcomes. As additional information is obtained, there may be a need to periodically adjust the recognized tax positions and tax benefits. These periodic adjustments may have a material impact on the consolidated statements of operations.

i)	Basic and Diluted Loss per Share

The basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Additionally, the numerator is also adjusted for changes in fair value of the derivative financial instruments where it is presumed they will be share settled.

For the year ended September 30, 2014, loss per share excludes 107,869,808 (2013 – 12,224,479) potentially dilutive common shares related to outstanding options, warrants, and convertible debentures as their effect was anti-dilutive.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 5

Note 2	Summary of Significant Accounting Policies – (cont’d)

j)	Stock-based Compensation

The Company accounts for all stock-based payments and awards under the fair value method.

Stock-based payments to non-employees are measured at the fair value of the consideration received, or the fair value of the equity instruments issued, or liabilities incurred, whichever is more reliably measurable. The fair value of stock-based payments to non-employees is periodically re-measured until the counterparty performance is complete, and any change therein is recognized over the vesting period of the award and in the same manner as if the Company had paid cash instead of paying with or using equity based instruments. Compensation costs for stock-based payments with graded vesting are recognized on a straight-line basis. The cost of the stock-based payments to non-employees that are fully vested and non-forfeitable at the grant date is measured and recognized at that date, unless there is a contractual term for services in which case such compensation would be amortized over the contractual term.

The Company accounts for the granting of share purchase options to employees using the fair value method whereby all awards to employees will be recorded at fair value on the date of the grant. The fair value of all share purchase options are expensed over their vesting period with a corresponding increase to additional paid-in capital.

The Company uses the Black-Scholes option valuation model to calculate the fair value of share purchase options at the date of the grant. Option pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimates.

k)	Fair Value Measurements

The fair value hierarchy under GAAP is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value which are the following:

Level 1 -	quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 -

observable inputs other than Level I, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 -	assets and liabilities whose significant value drivers are unobservable by little or no market activity and that are significant to the fair value of the assets or liabilities.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 6

Note 2	Summary of Significant Accounting Policies – (cont’d)

l)	Fair Value Measurements – (cont’d)

The book value of cash and accounts payable and accrued liabilities approximate their fair values due to the short term maturity of those instruments. Based on borrowing rates currently available to the Company under similar terms, the book value of promissory notes payable approximates their fair values. The Company’s promissory notes payable are based on Level 2 inputs in the ASC 820 fair value hierarchy.

At September 30, 2014, the Company’s Level 3 liabilities consisted of embedded conversion features that were required to be accounted for as liabilities pursuant to ASC 815 because the Company did not have sufficient authorized and unissued shares available to settle fully certain conversion features of such instruments.

At September 30, 2013, the Company’s Level 3 liabilities consisted of share purchase warrants that were required to be accounted for as liabilities pursuant to ASC 815 Derivatives and Hedging (“ASC 815”)because the terms of the warrants contained provisions that were not in compliance with the fixed for fixed criteria of that guidance.

The Company calculated the fair value at the inception of those instruments, at September 30, 2014 and 2013, and at the date of reclassification of the warrants into equity using the binomial option pricing model to determine the fair value. The following assumptions were used for the respective instruments:

		September 30,
Embedded conversion option	At Inception	2014
Risk–free interest rate	3.13%	3.21%
Expected life of options (years)	29.58	29.48
Annualized volatility	100.71%	100.07%
Stock price	$0.26	$0.18
Dividend rate	0.00%	0.00%

		September 30,	Reclassification
Warrants	At Inception	2013	Date
Risk–free interest rate	0.28%	0.10%	0.13%
Expected life of options (years)	1.49	1.25	1.03
Annualized volatility	81.57%	77.51%	107.62%
Stock price	$0.61	$0.65	$0.25
Dividend rate	0.00%	0.00%	0.00%

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 7

Note 2	Summary of Significant Accounting Policies – (cont’d)

l)	Fair Value Measurements – (cont’d)

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments only in certain circumstances (for example, when there is evidence of impairment). There were no assets or liabilities measured at fair value on a nonrecurring basis during the periods ended September 30, 2014 and 2013.

m)	Derivative Liabilities

The Company evaluates its financial instruments and other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for in accordance with ASC 815. The result of this accounting treatment is that the fair value of the embedded derivative is marked- to-market at each balance sheet date and recorded as a liability and the change in fair value is recorded in the consolidated statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instruments that become subject to reclassification are reclassified at the fair value of the instrument on the reclassification date. Derivative instrument liabilities will be classified in the balance sheet as current or non-current based on whether or not settlement of the derivative instrument is expected within 12 months of the balance sheet date.

Certain of the Company’s embedded conversion features on debt and outstanding warrants are treated as derivative liabilities for accounting purposes under ASC 815 due to insufficient authorized shares to fully settle conversion features of the instruments if exercised. In this case, the Company utilizes the latest inception date sequencing method to reclassify outstanding instruments as derivative instruments. These contracts are recognized at fair value with changes in fair value recognized in earnings until such time as the conditions giving rise to such derivative liability classification have been settled.

These derivative instruments do not trade in an active securities market. The Company uses the binomial option pricing model to value derivative liabilities. This model uses Level 3 inputs in the fair value hierarchy established by ASC 820 Fair Value Measurement.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 8

Note 2	Summary of Significant Accounting Policies – (cont’d)

n)	Recent Accounting Pronouncements

Recently Adopted Accounting Pronouncements

In June 2014, the FASB issued Accounting Standards Updated No. 2014-10, "Development Stage Entities” (“ASU 2014-10”) which removes the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the update eliminates the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage.

During the year ended September 30, 2014, the Company has elected to early adopt ASU 2014-10. The adoption of this ASU allowed the Company to remove the inception to date information and all references to development stage.

Recent Accounting Pronouncements Not Yet Adopted

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 9

Note 2	Summary of Significant Accountin g Policies – (cont’d)

l)	Recent Accounting Pronouncements – (cont’d)

Recent Accounting Pronouncements Not Yet Adopted – (cont’d)

In May, 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition from contracts with customers, ASU 2014-09 (Topic 606 and IFRS 15). This standard will supersede nearly all existing revenue recognition guidance. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

Other than noted above, the Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Note 3	Equipment

		September 30, 2014
		Accumulated
	Cost	Depreciation	Net

Computer equipment	$3,015	$768	$2,247

		September 30, 2013
		Accumulated
	Cost	Depreciation	Net

Computer equipment	$5,631	$5,631	$–

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 10

Note 4	Promissory Notes Payable

	2014	2013
Promissory note dated December 31, 2012 with a principal balance of $89,618 (CDN $100,000) bearing interest at 12% per annum, due on September 30, 2014	89,618	100,000

Promissory note dated January 9, 2013 with a principal balance of $77,679 (CDN $86,677), bearing interest at 12% per annum, secured by all the present and future assets of the Company; due on demand	77,679	84,060

Promissory note dated January 9, 2013 with a principal balance of $24,768 (CDN $27,639), bearing interest at 12% per annum, secured by all the present and future assets of the Company; due on demand	24,768	26,803
	192,065	210,863
Less: current portion	(192,065)	(210,863)
	$–	$–

On December 31, 2012, the Company issued a promissory note having a principal balance of $89,618 (CDN$100,000) with terms that included interest at 12% per annum and matured on June 30, 2013, in exchange for an accounts payable owing with respect to unpaid consulting fees. This note was not repaid on June 30, 2013 and the maturity date was extended to September 30, 2014. Subsequent to September 30, 2014, the Company repaid this note.

On January 9, 2013, the Company issued two (2) promissory notes (the “Secured Notes”);

a)

The Company issued a promissory note in the amount of $77,679 (CDN$86,677) to the former President, Secretary, Treasurer, CFO and director of the Company (the “President”) in exchange for unpaid consulting fees owing to the President. The note is bearing interest at 12% per annum and was due June 30, 2013.

b)

The Company issued a promissory note in the amount of $24,768 (CDN$27,639) to a former director of the Company (the “Director”) in exchange for unpaid consulting fees owing to the Director. The note is bearing interest at 12% per annum and was due June 30, 2013.

The Secured Notes are secured by a right to delay the transfer of any or all of the Company’s assets until the obligations of the Secured Notes are satisfied, including a restriction on the transfer of cash by the Company and a security interest over the intellectual property of the Company. The security interests of the Secured Notes is ranked senior to any and all security interests granted prior to the issuance of the notes and to all subsequent security interests granted, unless the holders agree in writing to other terms.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 11

Note 4	Promissory Notes Payable – (cont’d)

In addition, the Secured Notes contain a provision whereby if they are not repaid within 10 days of their maturity dates, they shall bear late fees in addition to interest accruing, at a rate of $100 per day per note. In an event of default by the Company, under the terms of the Secured Notes, the notes shall bear additional late fees of $500 per day per note.

Subsequent to the issuance of these Secured Notes, the former President resigned as President, Secretary, Treasurer, CFO and director of the Company and the former Director resigned as director of the Company.

The Company did not repay the notes on June 30, 2013. The Company has disputed the issuance and enforceability of the Secured Notes and should there be an attempt to enforce the Secured Notes or collection on them, the Company will consider a legal remedy. The Company has not accrued any late fees in connection with these Secured Notes as of September 30, 2014 or 2013, as the Company does not consider these amounts to be legally enforceable.

Extinguishment of promissory notes payable and accounts payable

During the year ended September 30, 2013, the Company issued equity units in settlement of certain of its promissory notes and trade accounts payable. Each unit consisted of one common share and common share purchase warrant entitling the holder to purchase an additional common share at $0.75 until July 5, 2018.

The promissory note and accounts payable settlements are summarized as follows:

Amount Settled			Units issued
		Accrued			Loss on
Date of Note	Principal	Interest	Number	FairValue	Settlement
Promissory notes payable
June 6, 2012	49,000	3,200	130,501	98,205	46,005
June 26, 2012	250,000	15,233	663,082	498,972	233,739
October 17, 2012	150,000	5,425	388,562	292,394	136,969
November 14, 2012	50,000	1,501	128,753	96,887	45,386
February 8, 2013	50,000	699	126,747	95,377	44,678
	549,000	26,058	1,437,645	1,081,835	506,777

Accounts payable	1,108,506	–	2,771,265	2,085,386	976,880

	$1,657,506	$26,058	4,208,910	$3,167,221	$1,483,657

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 12

Note 4	Promissory Notes Payable – (cont’d)

The fair value of each unit issued was determined to be $0.753 determined by aggregating (i) the fair value of $0.61 for the Company’s common shares based on their quoted market price on the date of settlement and (ii) the fair value of $0.143 for each warrant included in the Company’s units. The fair value of the Company’s warrants was determined using the Black Scholes option pricing model with the following assumptions:

Stock price	$0.61
Exercise price	$0.75
Expected volatility	81.57%
Risk–free discountrate	0.28%
Expected term	1.49years
Expected dividend yield	0.00%

The loss on settlement of debt was recorded on the statement of operations for the year ended September 30, 2013 and was reduced by an amount of $11,449 relating to the interest that accrued on the promissory notes that was forgiven upon settlement of the notes payable in exchange for shares.

As discussed in Note 5, the warrants issued were required to be accounted for as derivative liabilities pursuant to the guidance of ASC 815. Consequently, the Company allocated the proceeds from the issuance of the units first to the warrants, at their fair value of $600,000 with the remainder of $2,567,220 being allotted to equity. The fair value of the warrants of $600,000 was determined based on the binomial option pricing model using the following assumptions: risk-free interest rate 0.28%, expected life 1.49 years, expected volatility 81.57%, dividend yield 0.00% .

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 13

Note 5	Non-interest Bearing Liabilities

Non-interest bearing liabilities consists of the following:

	2014	2013
Senior Convertible Debentures	$263,727	$–
Derivative Financial Instruments	5,456,000	904,000
	$5,719,727	$904,000

Senior Convertible Debentures

	2014	2013

Senior Convertible Debentures, non–interest bearing, unsecured, due March 18, 2044	7,446,044	–
Less: Debt Discount	(7,182,317)	–
Total carrying value	263,727	–
Less: current portion	–	–
Long term liability	$263,727	$–

On March 13, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”) pursuant to which the Company issued senior convertible debentures in the aggregate principal amount of $10,000,000 (the “Debentures”).

In connection with the issuance of the Debentures, the Company issued an aggregate of 67,666,666 share purchase warrants as follows:

		Non–
	Purchasers	purchasers	Total
Series A Warrants	33,333,333	500,000	33,833,333
Series B Warrants	33,333,333	500,000	33,833,333
	66,666,666	1,000,000	67,666,666

Each Series A warrant is exercisable into one common share of the Company at $0.30 per share until March 18, 2019.

Each Series B warrant is exercisable into one common share of the Company at $0.42 per share until March 18, 2019

The Debentures are unsecured, non-interest bearing and are due on March 18, 2044. The Debentures were convertible, in whole or in part, at the option of the holder into common shares of the Company at $0.30 per share (“the Conversion Price”). The Conversion Price of the debenture will be adjusted in the event of common stock dividend, split or consolidation. The Conversion Price was later amended to $0.25 per share, as set forth below.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 14

Note 5	Non-interest Bearing Liabilities – (cont’d)

Senior Convertible Debentures – (cont’d)

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Debentures between the Debentures and the detachable Purchaser warrants using the relative fair value method. The fair value of the Purchaser warrants of $22,326,200 at issuance resulted in a debt discount at issuance of $5,989,900.

The Company recorded a beneficial conversion feature discount of $4,010,100 in respect of the Debentures issued, based on the intrinsic value of the conversion feature limited to a maximum of the total proceeds of the Debentures allocated to the Debentures.

The total debt discount at issuance of $10,000,000 was being amortized using the effective interest method over the term of the Debentures. During the year ended September 30, 2014, the Company recorded accretion expense of $1,914,433 (2013: $Nil) in respect of the accretion of this discount, which is included in other financing related charges and adjustments on the consolidated statement of operations.

In consideration for the Debentures issued, the Company issued an aggregate of 1,000,000 share purchase warrants to non-lenders as described above. The fair value of the Non-Purchaser Warrants of $334,900, along with finder’s fees and other financing costs directly associated with the issuance of the Debentures in the amount of $788,712, was recorded as a deferred financing charge and is being amortized to income over the term of the Debentures using the effective interest method. During the year ended September 30, 2014, the Company had recorded financing expense of $13,044 (2013: $Nil) in respect of the amortization of these charges.

The fair value of the Purchaser and Non-Purchaser warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	1.56%
Expected life (years)	5.00
Expected volatility	97.16%
Dividend yields	0.00%

In connection with the Purchase Agreement, the Company also entered into a registration rights agreement with each Purchaser (the “RRA”) whereby the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable upon conversion of the Debentures and upon exercise of the Purchaser warrants.

On July 23, 2014, the registration statement was declared effective by the SEC.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 15

Note 5	Non-interest Bearing Liabilities – (cont’d)

Senior Convertible Debentures – (cont’d)

Amendment Agreements

On August 25, 2014, the Company entered into amendment agreements with each Purchaser, pursuant to which all provisions regarding liquidating damages and the accrual of damages with respect to the obligations for, and rights enforceable against, the Company, were eliminated from the RRAs. As consideration for entering into the amendment agreements and for the Purchasers agreeing to forego an amount of $459,912 in liquidating damages that had accrued and were accruing pursuant to the terms of the original RRAs, the Company agreed to adjust the fixed conversion price of the remaining outstanding debentures from $0.30 per share to $0.25 per share (the “Debenture Amendment”).

The Company assessed the guidance under ASC 470-60 Troubled Debt Restructurings and determined that this guidance did not apply to the Debenture Amendment. The Debenture Amendment was considered a substantial change in the terms of the debentures pursuant to ASC 470-50 Modifications and Extinguishments and accordingly, the Company was required to apply debt extinguishment accounting. Consequently, the Company calculated a net non-cash loss on extinguishment of debt of $8,099,137 as the premium of the aggregate fair value of the amended debentures over their aggregate carrying values of $906 immediately prior to the Debenture Amendment and the gain from the forgiveness of accrued liquidating damages of $459,912. This amount is included in other financing related charges and adjustments on the consolidated statement of operations for the year ended September 30, 2014.

The Company calculated the fair value of the amended Debentures by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the binomial option pricing model to determine the fair value of the conversion features, using the following assumptions:

Risk-free interest rate	3.13%
Expected life (years)	29.58
Expected volatility	100.71%
Dividend yields	0.00%

The net loss was recorded as part of financing related charges and adjustments in the consolidated statement of operations during the year ended September 30, 2014. In addition, in accordance with debt extinguishment accounting, remaining unamortized financing costs of $1,110,568 associated with the original Debentures were immediately amortized through earnings upon entering into the amendments. This amount is also included in other financing related charges and adjustments in the consolidated statement of operations for the year ended September 30, 2014.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 16

Note 5	Non-interest Bearing Liabilities – (cont’d)

Senior Convertible Debentures – (cont’d)

During the year ended September 30, 2014, the Company issued an aggregate of 8,940,139 shares of common stock pursuant to conversion notices received from the Purchasers as follows:

(a)

An aggregate of 6,378,426 shares of common stock were issued at a conversion price of $0.30 per share pursuant to the conversion of $1,913,527 in outstanding principal amounts due under the Debentures, prior to the Debenture Amendment.

(b)

An aggregate of 2,561,713 shares of common stock were issued at a conversion price of $0.25 per share pursuant to the conversion of $640,428 in outstanding principal amounts due under the Debentures, subsequent to the Debenture Amendments.

As a result of the bifurcation of the embedded conversion option subsequent to the Debenture Amendments as discussed above, for accounting purposes, two instruments are considered outstanding and, upon exercise of the contractual conversion option, extinguishment accounting has been applied. Consequently, the embedded conversion feature is marked to fair value at the conversion date and the shares issued pursuant to conversion are recorded at their fair value on the date of issuance, determined with reference to the quoted market price of the Company’s shares on the issuance date. The resulting difference is recorded as a gain or loss on the consolidated statement of operations. During the year ended September 30, 2014, the Company recorded $19,290 (2013: $Nil) in respect of net gains on these conversion of the Debentures.

Embedded conversion options and warrants

The following table presents the components of the Company’s embedded conversion options and warrants being accounted for as derivative liabilities. These instruments have no observable market data and are derived using an option pricing model measured at fair value on a recurring basis, using Level 3 inputs to the fair value hierarchy:

	September 30,
	2014	2013

Warrants	$–	$904,000
Embedded conversion features	5,456,000	–
Derivative financial instruments	$5,456,000	$904,000

These derivative financial instruments arise as a result of applying ASC 815 Derivatives and Hedging (“ASC 815”), which requires the Company to make a determination whether an equity-linked financial instrument, or embedded feature, is indexed to the entity’s own stock. This guidance applies to any freestanding financial instrument or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own stock.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 17

Note 5	Non-interest Bearing Liabilities – (cont’d)

Embedded conversion options and warrants – (cont’d)

During the year ended September 30, 2014, the Company issued debentures with fixed price embedded conversion features and, subsequent to certain amendments as discussed above, the Company did not have a sufficient number of authorized and available shares of common stock to fully settle the conversion feature of such instruments if exercised. As such, the Company was required to account for these instruments as derivative financial instruments. On the commitment date of the related convertible debentures, the Company recorded a debt discount to the extent of the fair value of the embedded conversion features required to be accounted for as liabilities under ASC 815.

During the year ended September 30, 2013, the Company issued an aggregate of 6,448,966 common stock purchase warrants that were required to be accounted for as liabilities pursuant to ASC 815 as a result of certain features embedded in those instruments. During the year ended September 30, 2014, the Company amended the terms of these common stock purchase warrants. As of the modification date, these warrants were no longer required to be accounted for as liabilities. Pursuant to the guidance of ASC 815, the Company reclassified the fair value of these instruments on the date of modification into equity, with the change in fair value up to the date of modification being recorded on the consolidated statements of operations as other income.

As a result of the application of ASC 815, the Company has recorded these liabilities at their fair values as follows:

	September 30,
	2014	2013

Balance, beginning of the period	$904,000	$–
Fair value at issuance	8,277,000	919,000
Change in fair value during the period	(2,956,000)	(15,000)
Transfer to equity upon modification of warrant terms	(221,000)	–
Transfer to equity upon exercise	(548,000)	–
Balance, end of the period	$5,456,000	$904,000

The embedded conversion features and warrants accounted for as derivative financial instruments have no observable market and the Company estimated their fair values at September 30, 2014 and 2013 using the binomial option pricing model based on the following weighted average management assumptions:

	2014	2013
Risk-free interest rate	3.21%	0.10%
Expected life (years)	29.48	1.25
Expected volatility	100.07%	77.51%
Stock price	$0.184	$0.65
Dividend yields	0.00%	0.00%

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 18

Note 6	Capital Stock

As at September 30, 2014, the Company’s authorized share capital, consisting of 150,000,000 share of common stock, was insufficient to fully settle the conversion or exercise of all outstanding convertible debentures, stock purchase warrants and stock options at that date. As a result, and in accordance with ASC 815, the Company has recorded derivative liabilities in connection with certain embedded conversion options contained in convertible debentures outstanding at September 30, 2014, as more fully described in Note 5.

Year ended September 30, 2014

On February 24, 2014, the Company issued 120,000 units at $0.50 per unit for gross proceeds of $60,000, which was received during the year ended September 30, 2013. Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase additional common shares at $1.00 per share for a period of five years from the date of issuance.

On February 24, 2014, the Company issued 500,000 units at $0.30 per unit for gross proceeds of $150,000. Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase additional common shares at $0.75 per share for a period of five years from the date of issuance.

Year ended September 30, 2013

On July 5, 2013, the Company issued 4,208,910 units in settlement of $549,000 in promissory notes, $26,058 of accrued interest on these notes, which was included in accounts payable and accrued liabilities, and $1,108,506 in other accounts payable and accrued liabilities. Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase an additional common share at $0.75 per share until July 5, 2018. (Note 4).

On July 5, 2013, the Company issued 2,196,133 units at $0.40 per unit for gross proceeds of $878,453 pursuant to private placement agreements. Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase an additional common share at $0.75 per share until July 5, 2018. As discussed in Note 5, the warrants issued were required to be accounted for as derivative liabilities pursuant to the guidance of ASC 815. Consequently, the Company allocated the proceeds from the issuance of the units first to the warrants, at their fair value of $313,000 with the remainder of $565,453 being allotted to equity. The fair value of the warrants of $313,000 was determined based on the binomial option pricing model using the following assumptions: risk-free interest rate 0.28%, expected life 1.49 years, expected volatility 81.57%, dividend yield 0.00%.

In addition, the Company paid finder’s fees of $95,680 in connection with the issuance of the units, consisting of cash of $89,680 and $6,000 in warrants to purchase 43,923 shares of common stock at $0.75 per share until July 5, 2018 in connection with this private placement. The fair value of the warrants of $6,000 was determined using the binomial option pricing model using the following assumptions: risk-free interest rate 0.28%, expected life 1.49 years, expected volatility 81.57%, dividend yield 0.00%. In addition, the Company incurred share issuance costs of $16,494.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 19

Note 6	Capital Stock – (cont’d)

Common stock to be issued

On February 28, 2014, the Company received $30,000 in share subscriptions in respect of the issuance of 100,000 units at $0.30 per unit. Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase additional common shares at $0.75 per share for a period of five years from the date of issuance.

Note 7	Lincoln Park Purchase Agreement

On July 5, 2013, the Company entered into a $10,000,000 purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, (“Lincoln Park”) an Illinois limited liability company (the “Financing”) pursuant to which the Company may sell and issue to Lincoln Park, and Lincoln Park is obligated to purchase, up to $10,000,000 in value of its shares of common stock from time to time over a 25 month period. In connection with the Financing, the Company also entered into a registration rights agreement with Lincoln Park whereby the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the shares of the Company’s common stock that may be issued to Lincoln Park under the Purchase Agreement.

The Company will determine, at its own discretion, the timing and amount of its sales of common stock, subject to certain conditions and limitations. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of the Company’s shares of common stock immediately preceding the time of sale without any fixed discount, provided that in no event will such shares be sold to Lincoln Park when the closing sale price is less than $0.50 per share. There are no upper limits on the per share price that Lincoln Park may pay to purchase such common stock. The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split or similar transaction occurring during the business days used to compute such price.

Pursuant to the Purchase Agreement, Lincoln Park initially purchased 250,000 shares of the Company’s common stock for $100,000. In consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 341,858 shares of common stock as a commitment fee and shall issue up to 133,409 shares pro rata, when and if, Lincoln Park purchases, at the Company’s discretion, the remaining $10,000,000 aggregate commitment. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

On October 23, 2013, the registration statement was declared effective by the SEC.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 20

Note 7	Lincoln Park Purchase Agreement – (cont’d)

The Company incurred a net $73,787 in direct expenses in connection with the Purchase Agreement and registration statement, of which $71,335 was incurred during the year ended September 30, 2013. These were recorded as share issuance costs as a charge against additional paid in capital during the year ended September 30, 2014 and during the nine months ended June 30, 2014.

During the year ended September 30, 2014, the Company issued to Lincoln Park an aggregate of 402,510 shares of common stock under the Purchase Agreement, including 400,000 shares of common stock for an aggregate purchase price of $188,170 and 2,510 commitment shares.

Note 8	Related Party Transactions

During the year ended September 30, 2014, the Company was charged general and administrative expenses totaling $1,041,140 in respect of directors fees, management bonuses and share and stock option based compensation charges paid or accrued to directors and officers of the Company, inclusive of amounts noted below (2013: $81,072 in respect of consulting fees paid to directors, officers, and a company controlled by a director and officer of the Company).

As at September 30, 2014, included in accounts payable and accrued liabilities was $28,232 (2013: $30,447) owing to directors and officers of the Company for director fees and reimbursable expenses, and a former director and officer of the Company for unpaid fees.

During the year ended September 30, 2013, pursuant to an employment agreement with the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, and Director, of the Company, the Company:

i)

granted 2,000,000 fully vested share purchase options exercisable at $0.40 per share until July 5, 2023. The Company recognized stock based compensation expense of $1,002,500 during the year ended September 30, 2013 in connection with these options.

ii)	issued 4,000,000 shares of restricted common stock that vest as follows:

•	25% upon the Company starting a Phase Ib/IIb human study
•	25% upon the Company in-licensing additional assets in clinical or pre- clinical stage (vested during the year ended September 30, 2014)
•	25% upon the Company securing additional non-dilutive equity funding in 2013 of at least $5,000,000 with a share price higher than the previous funding
•	25% upon the Company obtaining a listing on a major stock exchange

Included in operating results for the year ended September 30, 2014 is an amount of $610,000 relating to the vesting of 1,000,000 shares of restricted common stock upon the achievement of certain performance conditions. The fair value of $0.61 per share was determined with reference to the quoted market price of the Company’s shares on the commitment date. This amount has been included in common stock to be issued at September 30, 2014.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 21

Note 9	Commitments

a)	Share Purchase Warrants

A summary of the Company’s share purchase warrants outstanding is presented below:

		Weighted
		Average
		Exercise
	Number of Shares	Price

Balance, October 1, 2012	4,250,141	$1.16
Expired	(1,549,628)	$2.56
Issued	6,448,966	$0.75
Balance, September 30, 2013	9,149,479	$0.75
Expired	(2,700,513)	$0.75
Issued	68,466,666	$0.36
Balance, September 30, 2014	74,915,632	$0.40

At September 30, 2014, the Company has 74,915,632 currently exercisable share purchase warrants outstanding as follows:

Number	Exercise Price	Expiry Date
6,448,966	$0.75	July 5, 2018
500,000	$0.75	February 14, 2019
120,000	$1.00	February 24, 2019
33,833,333	$0.30	March 13, 2019
33,833,333	$0.42	March 13, 2019
180,000	$0.31	May 31, 2019
74,915,632

All of the 6,448,966 warrants expiring on July 5, 2018 and the 500,000 warrants expiring February 14, 2019 contain a contingent call provision whereby the Company may have the option to call for cancellation of all or any portion of the warrants for consideration equal to $0.001 per share, provided the quoted market price of the Company’s common stock exceeds $1.50 for a period of twenty consecutive trading days, subject to certain minimum volume restrictions and other restrictions as provided in the warrant agreements.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 22

Note 9	Commitments – (cont’d)

b)	Stock–based Compensation Plan

In April, 2007, the Company adopted a stock option plan which provides for the granting of stock options to selected directors, officers, employees or consultants in an aggregate amount of up to 3,000,000 common shares of the Company and, in any case, the number of shares to be issued to any one individual pursuant to the exercise of options shall not exceed 10% of the issued and outstanding share capital. The granting of stock options, exercise prices and terms are determined by the Company's Board of Directors. If no vesting schedule is specified by the Board of Directors on the grant of options, then the options shall vest over a 4-year period with 25% of the granted options vesting each year commencing 1 year from the grant date. For stockholders who have greater than 10% of the outstanding common shares of the Company and who have granted options, the exercise price of their options shall not be less than 110% of the fair of the stock on grant date. Otherwise, options granted shall have an exercise price equal to their fair value on grant date.

On February 2, 2011, the Company amended and restated the 2007 stock option plan to increase the number of options authorized to 4,000,000.

A summary of the status of Company’s outstanding stock purchase options for the years ended September 30, 2014 and 2013 is presented below:

		Weighted	Weighted
	Number of	Average	Average Grant
	Shares	Exercise Price	Date fair value
Outstanding at October 1, 2012	1,775,000	$2.94
Expired	(550,000)	$3.86
Forfeited	(150,000)	$3.72
Granted	2,000,000	$0.40	$0.50
Outstanding at September 30, 2013	3,075,000	$1.26
Expired	(705,000)	$2.70
Granted	800,000	$0.32	$0.25
Outstanding at September 30, 2014	3,170,000	$0.70
Exercisable at September 30, 2014	2,100,000	$0.56
Exercisable at September 30, 2013	2,305,000	$0.79

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 23

Note 9	Commitments – (cont’d)

b)	Stock–based Compensation Plan – (cont’d)

At September 30, 2014, the following stock options were outstanding:

Number of Shares					Aggregate	Remaining
		Number	Exercise		Intrinsic	Contractual
Total		Vested	Price	ExpiryDate	Value	Life (yrs)
100,000	(1)	100,000	$3.67	March 30, 2016	–	1.50
270,000	(2)	–	$3.00	February 8, 2017	–	2.36
2,000,000	(3)	2,000,000	$0.40	July 5 ,2023	–	8.77
300,000	(4)	–	$0.30	May 7, 2024	–	9.61
500,000	(5)	–	$0.33	May 8, 2024	–	9.61
3,170,000		2,100,000			–

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted market price of the Company’s stock for the options that were in-the-money at September 30, 2014.

(1)

As of September 30, 2014 and September 30, 2013, these options had fully vested. These options were granted during the year ended September 30, 2011 and vested over a period of one year from the date of grant. The fair value of these options at issuance was calculated to be $267,000. The Company did not recognize any stock-based compensation during the year ended September 30, 2014 (2013: $Nil).

(2)

As of September 30, 2014 and 2013, none of these options had vested. The options vest upon one or more compounds: entering Phase II trial – 90,000 options; entering Phase III trial – 90,000 options; and receiving FDA approval – 90,000 options. No stock-based compensation has been recorded in the financial statements as none of the performance conditions have yet been met.

(3)

As of September 30, 2014 and 2013 these options had fully vested. These options were granted during the year ended September 30, 2013 and vested immediately upon granting. The Company recognized stock based compensation expense of $Nil during the year ended September 30, 2014 (2013: $1,002,500) in connection with these options. These amounts have been included in general and administrative expenses on the Company’s statement of operations.

(4)

As of September 30, 2014 none of these options had vested. These options were issued during the year ended September 30, 2014 and vest annually over a three year period commencing on the first anniversary of the date of the grant. The Company recognized stock based compensation expense of $9,252 during the year ended September 30, 2014, (2013: $Nil) in connection with these options. These amounts have been included in general and administrative expenses on the Company’s statement of operations.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 24

Note 9	Commitments – (cont’d)

b)	Stock–based Compensation Plan – (cont’d)

(5)

As of September 30, 2014 none of these options had vested. These options were issued during the year ended September 30, 2014 and vest annually over a four year period commencing on the first anniversary of the date of the grant. The Company recognized stock based compensation expense of $16,905 during the year ended September 30, 2014 (2013: $Nil) in connection with these options.

During the year ended September 30, 2014, 705,000 options expired for which the Company had recognized stock-based compensation of $Nil (2013: $Nil) during the year ended September 30, 2014.

The fair value of stock options granted has been determined using the Black-Scholes option pricing model using the following weighted average assumptions applied to stock options granted during the periods:

	2014	2013
Risk–free interestrate	2.17%	2.73%
Expected life of options (years)	6.50	10.0years
Annualized volatility	91.21%	71.39%
Dividend rate	0.00%	0.00%

There has been no stock-based compensation recognized in the financial statements for the year ended September 30, 2014 (2013: $nil) for options that will vest upon the achievement of performance milestones because the Company has determined that satisfaction of the performance milestones was not probable. Compensation relating to stock options exercisable upon achieving performance milestones will be recognized in the period the milestones are achieved.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 25

Note 10	Income Taxes

The tax effects of the temporary differences that give rise to the Company’s estimated deferred tax assets and liabilities are as follows:

	2014	2013
Taxrate	34%	34%

Net operating loss carry forwards	$8,270,000	$7,141,000
Research and development tax credits	745,000	705,000
Foreign exchange	(23,000)	(19,000)
Accrued bonuses	170,000	34,000
Intangible asset costs	70,000	51,000
Stock–based compensation	441,000	633,000
Valuation allowance for deferred tax assets	(9,673,000)	(8,545,000)

Net deferred tax assets	$–	$–

The provision for income taxes differ from the amount established using the statutory income tax rate as follows:

	2014	2013

Income benefit at statutory rate of 34%	$(3,865,000)	$(1,258,000)
Foreign income taxed at other rates	13,000	–
Permanent differences
Effect of stock based compensation	202,000	–
Debt extinguishment	2,736,000	501,000
Mark–to–market deriative liability adjustment	(994,000)	7,000
Non–deductible finance and accretion expenses	808,000	–
Other permanent differences	(16,000)	(5,000)
Research and development tax credit	(26,000)	(17,000)
Adjustment and true up to prior years' tax provision	14,000	(161,000)
Change in valuation allowance	1,128,000	933,000

Income Tax Expense	$–	$–

As of September 30, 2014, the Company had net operating loss carry-forwards of approximately $24,000,000 (2013: $21,000,000) available to offset future taxable income. The carry-forwards will begin to expire in 2027 unless utilized in earlier years. The Company has not yet filed any tax returns in France or Australia.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 26

Note 10	Income Taxes – (cont’d)

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income. Because management of the Company does not currently believe that it is more likely than not that the Company will receive the benefit of these assets, a valuation allowance equal to the deferred tax asset has been established at both September 30, 2014 and 2013.

Uncertain Tax Positions

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company’s tax returns are subject to tax examinations by U.S. federal and state tax authorities, or examinations by foreign tax authorities until the respective statutes of limitation expire. The Company is subject to tax examinations by tax authorities for all taxation years commencing on or after 2006.

Note 11	Supplemental Cash Flow Information

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows.

During the year ended September 30, 2014;

a)	the Company reclassified an amount of $221,000 into equity upon modification of the terms of certain derivative instruments.

b)	the Company issued 6,378,426 shares of common stock of the Company pursuant to the conversion of $1,913,528 face value of convertible debentures at $0.30 per share;

c)	the Company issued 2,561,713 shares of common stock of the Company at a fair value of $551,120 pursuant to the conversion of convertible debentures at a conversion price of $0.25 per share.

Anavex Life Sciences Corp.
Notes to the Consolidated Financial Statements
September 30, 2014 and 2013
(Stated in US Dollars)  – Page 27

Note 11	Supplemental Cash Flow Information – (cont’d)

During the year ended September 30, 2013;

a)

the Company issued three promissory notes in the principal amounts of $100,000, $87,865 (CDN$86,677) and $28,017 (CDN$27,639) in exchange for accounts payable owing to three vendors in respect of unpaid consulting fees.

b)

The Company issued 4,208,910 units of the Company at their fair value of $1.02 per unit to settle (i) interest bearing notes payable outstanding in the amount of $549,000; (ii) accrued interest in connection with the notes payable of $26,058 included in accounts payable and accrued liabilities; and (iii) accounts payable of $1,108,506. Each unit consisted of one common share and one common share purchase warrant exercisable into one additional common share for $0.75 per share until July 5, 2018. In addition, in connection with the settlement of $11,449 of accrued interest with respect to the notes payable was forgiven. The Company recorded a loss on debt settlement of $1,472,208 as a result of this transaction.

Note 12	Subsequent Events

Subsequent to September 30, 2014;

a)

On October 22, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with one investor for an equity investment of $500,000 at a price of $0.25 per unit. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell, and Lincoln Park agreed to purchase, 2,000,000 shares of common stock. In addition, the Company agreed to issue an aggregate of 4,000,000 stock purchase warrants, of which 2,000,000 are exercisable at $0.30 per share and 2,000,000 are exercisable at $0.42 per share, each for a period of five years, subject to adjustment for stock splits, combinations, and reclassification events.

b)	The Company issued an aggregate of 5,484,668 shares of common stock pursuant to the conversion of $1,371,167 face value of convertible debentures at $0.25 per share.

ANAVEX LIFE SCIENCES CORP.

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2014

(Unaudited)

ANAVEX LIFE SCIENCES CORP.
INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2014 and September 30, 2014
(Unaudited)

	December 31,	September 30,
	2014	2014
ASSETS

Current
Cash	$6,980,924	$7,262,138
Prepaid expenses	67,576	89,117
	7,048,500	7,351,255
Equipment	1,998	2,247
	$7,050,498	$7,353,502

LIABILITIES

Current
Accounts payable and accrued liabilities	$1,319,840	$1,249,084
Promissory notes payable	98,312	192,065
	1,418,152	1,441,149
Non-interest bearing liabilities	5,159,220	5,719,727
	6,577,372	7,160,876

STOCKHOLDERS' EQUITY

Capitalstock
Authorized: 150,000,000 common shares, par value $0.001 per share Issued and outstanding: 54,804,905 common shares (September 30, 2014 - 47,200,237)	54,807	47,201
Additional paid-in capital	53,138,362	52,078,750
Common stock to be issued	640,000	640,000
Accumulated deficit	(53,360,043)	(52,573,325)
	473,126	192,626
	$7,050,498	$7,353,502

SEE ACCOMPANYING NOTES

ANAVEX LIFE SCIENCES CORP.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended December 31, 2014 and 2013
(Unaudited)

	2014	2013
Operating expenses
General and administrative - Notes 8 and 9	$452,053	$304,428
Research and development	318,625	5,180

Total operating expenses	(770,678)	(309,608)

Other income (expenses)
Interest and finance income (expenses), net	(77,009)	(3,287)
Financing related charges and adjustments	37,651	683,000
Foreign exchange gain (loss)	23,318	(11,468)

Total other income (expenses), net	(16,040)	668,245

Net loss and comprehensive loss for the period	$(786,718)	$358,637

Loss per share
Basic	$(0.02)	$0.01
Diluted	$(0.02)	$(0.01)

Weighted average number of shares outstanding
Basic	51,630,390	37,484,793
Diluted	51,630,390	43,933,759

SEE ACCOMPANYING NOTES

ANAVEX LIFE SCIENCES CORP.
INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
for the three months ended December 31, 2014 and 2013
(Unaudited)

	2014	2013
Cash Flows used in Operating Activities
Net loss for the period	$(786,718)	$358,637
Adjustments to reconcile net loss to net cash used in operations:
Amortization and depreciation	249	192
Accretion of debt discount	7,120	-
Stock-based compensation	15,362	-
Non-cash financing related charges	29,000	-
Change in fair value of derivative financial instruments	(2,000)	(683,000)
Gain on extinguishment of debt	(42,771)	-
Unrealized foreign exchange	(5,609)	(10,499)
Changes in non-cash working capital balances related to operations:
Prepaid expenses	(9,373)	(20,449)
Accounts payable and accrued liabilities	101,670	(79,871)
Net cash used in operating activities	(693,070)	(434,990)

Cash Flows used in Investing Activities
Acquisition of equipment	-	(2,327)
Net cash used in investing activities	-	(2,327)

Cash Flows provided by Financing Activities
Issuance of common shares	500,000	188,170
Repayment of promissory note	(88,144)	-
Net cash provided by financing activities	411,856	188,170

Increase in cash during the period	(281,214)	(249,147)
Cash, beginning of period	7,262,138	345,074
Cash, end of period	$6,980,924	$95,927

Supplemental Cash Flow Information - Note 11

SEE ACCOMPANYING NOTES

ANAVEX LIFE SCIENCES CORP.
INTERIM CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
for the three months ended December 31, 2014
(Unaudited )

	Common Stock
			Additional	Common
			Paid-in	Shares to be	Accumulated
	Shares	Par Value	Capital	Issued	Deficit	Total

Balance, October 1, 2014	47,200,237	$47,201	$52,078,750	$640,000	$(52,573,325)	$192,626
Capital stock issued pursuant to debt conversions - at $0.25	5,604,668	5,607	1,044,250	-	-	1,049,857
Capital stock issued for cash - at $0.25	2,000,000	2,000	-	-	-	2,000
Stock based compensation	-	-	15,362	-	-	15,362
Net loss for the period	-	-	-	-	(786,718)	(786,718)
Balance, December 31, 2014	54,804,905	$54,807	$53,138,362	$640,000	$(53,360,043)	$473,126

SEE ACCOMPANYING NOTES

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
(Unaudited)

Note 1	Business Description and Basis of Presentation

Business

Anavex Life Sciences Corp. (the “Company”) is a clinical stage biopharmaceutical company engaged in the development of drug candidates to treat Alzheimer’s disease, other central nervous system (CNS) diseases, and various types of cancer. The Company’s lead compounds ANAVEX 2-73 and ANAVEX PLUS, a combination of ANAVEX 2-73 with donepezil (Aricept), are being developed to treat Alzheimer’s disease and potentially other central nervous system (CNS) diseases.

In December 2014 a Phase 2a clinical trial was initiated for ANAVEX 2-73, which is being evaluated for the treatment of Alzheimer’s disease. The randomized trial is designed to assess the safety and exploratory efficacy of ANAVEX 2-73 alone as well as in combination with donepezil (ANAVEX PLUS) in patients with mild to moderate Alzheimer’s disease. ANAVEX 2-73 targets sigma-1 and muscarinic receptors, which have been shown in preclinical studies to reduce stress levels in the brain and to reverse the pathological hallmarks observed in Alzheimer’s disease. ANAVEX 2-73 showed no serious adverse events in a previously performed Phase 1 study. In pre-clinical studies, ANAVEX 2-73 demonstrated anti-amnesic and neuroprotective properties in various animal models including the transgenic mouse model Tg2576.

The Company intends to identify and initiate discussions with potential partners in the next 12 months. Further, the Company may acquire or develop new intellectual property and assign, license, or otherwise transfer our intellectual property to further its goals.

Basis of Presentation

These interim condensed consolidated financial statements have been prepared, without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in the annual financial statements in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained herein. These interim condensed financial statements should be read in conjunction with the audited financial statements included in its annual report on Form 10-K for the year ended September 30, 2014. The Company follows the same accounting policies in the preparation of interim reports.

Operating results for the three months ended December 31, 2014 are not necessarily indicative of the results that may be expected for the year ending September 30, 2015.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 2

Basic and Diluted Loss per Share

The basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the weighted average of all potentially dilutive shares of common stock that were outstanding during the period. Additionally, the numerator is also adjusted for changes in fair value of the derivative financial instruments where it is presumed they will be share settled.

As of December 31, 2014, loss per share excludes 107,265,140 (2013 – 9,023,966) potentially dilutive common shares related to outstanding options, warrants, and convertible debentures as their effect was anti-dilutive.

Note 2	Recent Accounting Pronouncements

Recent Accounting Pronouncements Not Yet Adopted

In June 2014, the FASB issued ASU No. 2014-12, Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period ("ASU 2014-12"). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 will explicitly require management to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosure in certain circumstances. The new standard will be effective for all entities in the first annual period ending after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

In May, 2014, the FASB and the International Accounting Standards Board (IASB) issued a converged standard on revenue recognition from contracts with customers, ASU 2014-09 (Topic 606 and IFRS 15). This standard will supersede nearly all existing revenue recognition guidance. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. The Company is currently evaluating the impact this guidance will have on its financial condition, results of operations and cash flows.

Other than noted above, the Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on our results of operations, financial position or cash flow.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 3

Note 3	Equipment

	December31,2014
		Accumulated
	Cost	Depreciation	Net

Computer equipment	$3,015	$1,017	$1,998

	September30,2014
		Accumulated
	Cost	Depreciation	Net

Computer equipment	$3,015	$768	$2,247

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 4

Note 4	Promissory Notes Payable

	December 31,	September 30,
	2014	2014
Promissory note dated December 31, 2012 with a principal balance of CDN$100,000 bearing interest at 12% per annum, due on September 30, 2014	-	89,618

Promissory note dated January 9, 2013 with a principal balance of CDN$86,677, bearing interest at 12% per annum, secured by all the present and future assets of the Company; due on demand	74,543	77,679

Promissory note dated January 9, 2013 with a principal balance of CDN$27,639, bearing interest at 12% per annum, secured by all the present and future assets of the Company; due on demand	23,769	24,768
	98,312	192,065
Less: current portion	(98,312)	(192,065)
	$-	$-

On December 31, 2012, the Company issued a promissory note having a principal balance of CDN$100,000, with terms that included interest at 12% per annum and matured on June 30, 2013, in exchange for an accounts payable owing with respect to unpaid consulting fees. This note was not repaid on June 30, 2013 and the maturity date was extended to September 30, 2014. The Company repaid this note during the three months ended December 31, 2014.

On January 9, 2013, the Company issued two (2) promissory notes (the “Secured Notes”);

a)

The Company issued a promissory note in the amount of CDN$86,677 to the former President, Secretary, Treasurer, CFO and director of the Company (the “President”) in exchange for unpaid consulting fees owing to the President. The note is bearing interest at 12% per annum and was due June 30, 2013.

b)

The Company issued a promissory note in the amount of CDN$27,639 to a former director of the Company (the “Director”) in exchange for unpaid consulting fees owing to the Director. The note is bearing interest at 12% per annum and was due June 30, 2013.

The Secured Notes are secured by a right to delay the transfer of any or all of the Company’s assets until the obligations of the Secured Notes are satisfied, including a restriction on the transfer of cash by the Company and a security interest over the intellectual property of the Company. The security interests of the Secured Notes is ranked senior to any and all security interests granted prior to the issuance of the notes and to all subsequent security interests granted, unless the holders agree in writing to other terms.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 5

Note 4	Promissory Notes Payable – (cont’d)

In addition, the Secured Notes contain a provision whereby if they are not repaid within 10 days of their maturity dates, they shall bear late fees in addition to interest accruing, at a rate of $100 per day per note. In an event of default by the Company, under the terms of the Secured Notes, the notes shall bear additional late fees of $500 per day per note.

Subsequent to the issuance of these Secured Notes, the former President resigned as President, Secretary, Treasurer, CFO and director of the Company and the former Director resigned as director of the Company.

The Company did not repay the notes on June 30, 2013. The Company has disputed the issuance and enforceability of the Secured Notes and should there be an attempt to enforce the Secured Notes or collection on them, the Company will consider a legal remedy. The Company has not accrued any late fees in connection with these Secured Notes as of December 31, 2014 or September 30, 2014, as the Company does not consider these amounts to be legally enforceable.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 6

Note 5	Non-interest Bearing Liabilities

Non-interest bearing liabilities consists of the following:

	December 31,	September 30,
	2014	2014
Senior Convertible Debentures	$221,220	$263,727
Derivative Financial Instruments	4,938,000	5,456,000
	$5,159,220	$5,719,727

Senior Convertible Debentures

	December 31,	September 30,
	2014	2014

Senior Convertible Debentures, non-interest
bearing ,unsecured, due March 18, 2044	6,044,877	7,446,044
Less: Debt Discount	(5,823,657)	(7,182,317)
Total carrying value	221,220	263,727
Less: current portion	-	-
Long term liability	$221,220	$263,727

On March 13, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers (the “Purchasers”) pursuant to which the Company issued senior convertible debentures in the aggregate principal amount of $10,000,000 (the “Debentures”).

In connection with the issuance of the Debentures, the Company issued an aggregate of 67,666,666 share purchase warrants as follows:

		Non-
	Purchasers	purchasers	Total
Series A Warrants	33,333,333	500,000	33,833,333
Series B Warrants	33,333,333	500,000	33,833,333
	66,666,666	1,000,000	67,666,666

Each Series A warrant is exercisable into one common share of the Company at $0.30 per share until March 18, 2019.

Each Series B warrant is exercisable into one common share of the Company at $0.42 per share until March 18, 2019

The Debentures are unsecured, non-interest bearing and are due on March 18, 2044. The Debentures were originally convertible, in whole or in part, at the option of the holder into common shares of the Company at $0.30 per share (“the Conversion Price”). The Conversion Price of the debenture will be adjusted in the event of common stock dividend, split or consolidation. The Conversion Price was later amended to $0.25 per share, as set forth below.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 7

Note 5	Non-interest Bearing Liabilities – (cont’d)

Senior Convertible Debentures – (cont’d)

Pursuant to the guidance of ASC 470-20 Debt with Conversion and Other Options, the Company allocated the proceeds from the issuance of the Debentures between the Debentures and the detachable Purchaser warrants using the relative fair value method. The fair value of the Purchaser warrants of $22,326,200 at issuance resulted in a debt discount at issuance of $5,989,900.

The Company recorded a beneficial conversion feature discount of $4,010,100 in respect of the Debentures issued, based on the intrinsic value of the conversion feature limited to a maximum of the total proceeds of the Debentures allocated to the Debentures.

The total debt discount at issuance of $10,000,000 was being amortized using the effective interest method over the term of the Debentures.

In consideration for the Debentures issued, the Company issued an aggregate of 1,000,000 share purchase warrants to non-lenders as described above. The fair value of the Non- Purchaser Warrants of $334,900, along with finder’s fees and other financing costs directly associated with the issuance of the Debentures in the amount of $788,712, was recorded as a deferred financing charge and was being amortized to income over the term of the Debentures using the effective interest method.

The fair value of the Purchaser and Non-Purchaser warrants at issuance was determined using the Black Scholes option pricing model with the following weighted average assumptions:

Risk-free interest rate	1.56%
Expected life (years)	5.00
Expected volatility	97.16%
Dividend yields	0.00%

In connection with the Purchase Agreement, the Company also entered into a registration rights agreement with each Purchaser (the “RRA”) whereby the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the resale of the shares of the Company’s common stock issuable upon conversion of the Debentures and upon exercise of the Purchaser warrants.

On July 23, 2014, the registration statement was declared effective by the SEC.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 8

Note 5	Non-interest Bearing Liabilities – (cont’d)

Senior Convertible Debentures – (cont’d)

Amendment Agreements

On August 25, 2014, the Company entered into amendment agreements with each Purchaser, pursuant to which all provisions regarding liquidating damages and the accrual of damages with respect to the obligations for, and rights enforceable against, the Company, were eliminated from the RRAs. As consideration for entering into the amendment agreements and for the Purchasers agreeing to forego an amount of $459,912 in liquidating damages that had accrued and were accruing pursuant to the terms of the original RRAs, the Company agreed to adjust the fixed conversion price of the remaining outstanding debentures from $0.30 per share to $0.25 per share (the “Debenture Amendment”).

The Company assessed the guidance under ASC 470-60 Troubled Debt Restructurings and determined that this guidance did not apply to the Debenture Amendment. The Debenture Amendment was considered a substantial change in the terms of the debentures pursuant to ASC 470-50 Modifications and Extinguishments and accordingly, the Company was required to apply debt extinguishment accounting. Consequently, the Company calculated a net non-cash loss on extinguishment of debt of $8,099,137 as the premium of the aggregate fair value of the amended debentures over their aggregate carrying values of $906 immediately prior to the Debenture Amendment and the gain from the forgiveness of accrued liquidating damages of $459,912. This amount is included in other financing related charges and adjustments on the consolidated statement of operations during the year ended September 30, 2014.

The Company calculated the fair value of the amended Debentures by discounting future cash flows using rates representative of current borrowing rates for debt instruments without a conversion feature and by using the binomial option pricing model to determine the fair value of the conversion features, using the following assumptions:

Risk-free interest rate	3.13%
Expected life (years)	29.58
Expected volatility	100.71%
Dividend yields	0.00%

In addition, in accordance with debt extinguishment accounting, remaining unamortized financing costs of $1,110,568 associated with the original Debentures were immediately amortized through earnings upon entering into the amendments. This amount is also included in other financing related charges and adjustments in the consolidated statement of operations during the year ended September 30, 2014.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 9

Note 5	Non-interest Bearing Liabilities – (cont’d)

Senior Convertible Debentures – (cont’d)

During the three months ended December 31, 2014, the Company issued an aggregate of 5,604,668 shares of common stock were based on a conversion price of $0.25 per share pursuant to the conversion of $1,401,167 in outstanding principal amounts due under the Debentures.

As a result of the bifurcation of the embedded conversion option subsequent to the Debenture Amendments as discussed above, for accounting purposes, two instruments are considered outstanding and, upon exercise of the contractual conversion option, extinguishment accounting is applied. Consequently, the embedded conversion feature is adjusted to fair value at the conversion date and the shares issued pursuant to conversion are recorded at their fair value on the date of issuance, determined with reference to the quoted market price of the Company’s shares on the issuance date. The resulting difference is recorded as a gain or loss on the consolidated statement of operations. During the three months ended December 31, 2014, the Company recorded $42,771 (2013: $Nil) in respect of net gains on these conversion of the Debentures.

Embedded conversion options and warrants

At December 31, 2014 and September 30, 2014, the Company had outstanding embedded conversion options associated with the Senior Convertible Debentures and outstanding warrants being accounted for as derivative liabilities.

These derivative financial instruments arise as a result of applying ASC 815 Derivatives and Hedging (“ASC 815”), which requires the Company to make a determination whether an equity-linked financial instrument, or embedded feature, is indexed to the entity’s own stock. This guidance applies to any freestanding financial instrument or embedded features that have the characteristics of a derivative, and to any freestanding financial instruments that are potentially settled in an entity’s own stock.

During the year ended September 30, 2014, the Company issued debentures with fixed price embedded conversion features and, subsequent to certain amendments as discussed above, the Company did not have a sufficient number of authorized and available shares of common stock to fully settle the conversion feature of such instruments if exercised. As such, the Company was required to account for these instruments as derivative financial instruments. On the commitment date of the related convertible debentures, the Company recorded a debt discount to the extent of the fair value of the embedded conversion features required to be accounted for as liabilities under ASC 815.

During the three months ended December 31, 2014, the Company issued units consisting of shares of common stock and share purchase warrants and, since the Company does not have a sufficient number of authorized and available shares of common stock to fully settle the exercise of these warrants if exercised, due to the outstanding embedded conversion features discussed above. As a result, the Company was required to account for these instruments as derivative financial instruments. On the commitment date of the related warrants, the Company allocated the proceeds from the issuance of units first to the derivative liability at its fair value, with any remaining proceeds allocated to the common stock.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 10

Note 5	Non-interest Bearing Liabilities – (cont’d)

Embedded conversion options and warrants – (cont’d)

During the year ended September 30, 2013, the Company issued an aggregate of 6,448,966 common stock purchase warrants that were required to be accounted for as liabilities pursuant to ASC 815 as a result of certain features embedded in those instruments. During the three months ended December 31, 2013, the Company amended the terms of these common stock purchase warrants. As of the modification date, these warrants were no longer required to be accounted for as liabilities. Pursuant to the guidance of ASC 815, the Company reclassified the fair value of these instruments on the date of modification into equity, with the change in fair value up to the date of modification being recorded on the consolidated statements of operations as other income.

As a result of the application of ASC 815, the Company has recorded these liabilities at their fair values as follows:

	December 31,	September 30,
	2014	2014

Balance, beginning of the period	$5,456,000	$904,000
Fair value at issuance	527,000	8,277,000
Change in fair value during the period	(2,000)	(2,956,000)
Transfer to equity upon modification of warrant terms	-	(221,000)
Transfer to equity upon exercise	(1,043,000)	(548,000)
Balance, end of the period	$4,938,000	$5,456,000

The embedded conversion features and warrants accounted for as derivative financial instruments have no observable market and the Company estimated their fair values at December 31, 2014 and September 30, 2014 using the binomial option pricing model based on the following weighted average management assumptions:

	December 31,	September 30, 2014
	2014
Risk-free interest rate	2.59%	3.21%
Expected life (years)	25.77	29.48
Expected volatility	101.94%	100.07%
Stock price	$0.185	$0.184
Dividend yields	0.00%	0.00%

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 11

Note 6	Capital Stock

Authorized

As at December 31, 2014 and September 30, 2014, the Company’s authorized share capital, consisting of 150,000,000 share of common stock, was insufficient to fully settle the conversion or exercise of all outstanding convertible debentures, stock purchase warrants and stock options at that date. As a result, and in accordance with ASC 815, the Company has recorded derivative liabilities in connection with certain embedded conversion options contained in convertible debentures outstanding at December 31, 2014 and September 30, 2014, as more fully described in Note 5.

Equity Transactions

On October 22, 2014, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with one investor for an equity investment of $500,000 at a price of $0.25 per unit. Pursuant to the terms of the Purchase Agreement, the Company agreed to sell, and Lincoln Park agreed to purchase, 2,000,000 shares of common stock. In addition, the Company agreed to issue an aggregate of 4,000,000 stock purchase warrants, of which 2,000,000 are exercisable at $0.30 per share and 2,000,000 are exercisable at $0.42 per share, each for a period of five years, subject to normal adjustment for stock splits, combinations, and reclassification events.

As discussed in Note 5, the warrants issued were required to be accounted for as derivative liabilities pursuant to the guidance of ASC 815. Consequently, the Company allocated the proceeds from the issuance of the units first to the warrants, at their fair value of $527,000 with an amount of $2,000 being allocated to equity at par value. The $29,000 excess of the sum of fair value and par value over the proceeds received of $500,000 was recorded as a component of financing related charges and adjustments on the statement of operations during the three months ended December 31, 2014. The fair value of the warrants was determined based on the binomial option pricing model using the following weighted average assumptions: risk-free interest rate: 1.46%, expected life: 5 years, expected volatility: 100.21%, dividend yield: 0%.

The Company paid a finder’s fee of $50,000 in connection with the purchase agreement. This amount was expensed as a component of financing related charges and adjustments during the three months ended December 31, 2014.

Common stock to be issued

On February 28, 2014, the Company received $30,000 in share subscriptions in respect of the issuance of 100,000 units at $0.30 per unit. Each unit consisted of one common share and one common share purchase warrant entitling the holder to purchase additional common shares at $0.75 per share for a period of five years from the date of issuance.

Included in common stock to be issued at December 31, 2014 is an amount of $610,000 (September 30, 2014: $610,000) related to 1,000,000 of common stock issuable to a director and officer of the Company pursuant to the terms of an employment agreement with that director and officer (Note 8).

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 12

Note 7	Lincoln Park Purchase Agreement

On July 5, 2013, the Company entered into a $10,000,000 purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, (“Lincoln Park”) an Illinois limited liability company (the “Financing”) pursuant to which the Company may sell and issue to Lincoln Park, and Lincoln Park is obligated to purchase, up to $10,000,000 in value of its shares of common stock from time to time over a 25 month period. In connection with the Financing, the Company also entered into a registration rights agreement with Lincoln Park whereby the Company agreed to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering the shares of the Company’s common stock that may be issued to Lincoln Park under the Purchase Agreement.

The Company will determine, at its own discretion, the timing and amount of its sales of common stock, subject to certain conditions and limitations. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of the Company’s shares of common stock immediately preceding the time of sale without any fixed discount, provided that in no event will such shares be sold to Lincoln Park when the closing sale price is less than $0.50 per share. There are no upper limits on the per share price that Lincoln Park may pay to purchase such common stock. The purchase price will be equitably adjusted for any reorganization, recapitalization, non- cash dividend, stock split or similar transaction occurring during the business days used to compute such price.

Note 7	Lincoln Park Purchase Agreement – (cont’d)

Pursuant to the Purchase Agreement, Lincoln Park initially purchased 250,000 shares of the Company’s common stock for $100,000. In consideration for entering into the Purchase Agreement, the Company issued to Lincoln Park 341,858 shares of common stock as a commitment fee and shall issue up to 133,409 shares pro rata, when and if, Lincoln Park purchases, at the Company’s discretion, the remaining $10,000,000 aggregate commitment. The Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

On October 23, 2013, the registration statement was declared effective by the SEC.

The Company incurred a net $73,787 in direct expenses in connection with the Purchase Agreement and registration statement. These were recorded as share issuance costs as a charge against additional paid in capital in the period incurred.

During the three months ended December 31, 2014, the Company did not issue any shares under the Purchase Agreement.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 13

Note 8	Related Party Transactions

During the three months ended December 31, 2014, the Company was charged general and administrative expenses totaling $16,383 in respect of directors fees and stock option based compensation charges paid or accrued to directors and officers of the Company, inclusive of amounts noted below (2013: $Nil).

As at December 31, 2014, included in accounts payable and accrued liabilities was $35,732 (September 30, 2014: $28,232) owing to directors and officers of the Company for director fees and reimbursable expenses, and a former director and officer of the Company for unpaid fees.

During the year ended September 30, 2013, pursuant to an employment agreement with the President, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer, and Director, of the Company, the Company:

i)	granted 2,000,000 fully vested share purchase options exercisable at $0.40 per share until July 5, 2023.

ii)	issued 4,000,000 shares of restricted common stock that vest as follows:

•	25% upon the Company starting a Phase Ib/IIb human study
•	25% upon the Company in-licensing additional assets in clinical or pre-clinical stage (vested during the year ended September 30, 2014 at a value of $610,000)
•	25% upon the Company securing additional non-dilutive equity funding in 2013 of at least $5,000,000 with a share price higher than the previous funding
•	25% upon the Company obtaining a listing on a major stock exchange

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 14

Note 9	Commitments

a)	Share Purchase Warrants

A summary of the Company’s share purchase warrants outstanding is presented below:

		Weighted
		Average
		Exercise
	Number of Shares	Price
Balance, October 1, 2013	9,149,479	$0.75
Expired	(2,700,513)	$0.75
Issued	68,466,666	$0.36
Balance, September 30, 2014	74,915,632	$0.40
Issued	4,300,000	$0.35
Balance, December 31,2 014	79,215,632	$0.39

At December 31, 2014, the Company has 78,915,632 currently exercisable share purchase warrants outstanding as follows:

Number	Exercise Price	Expiry Date
6,448,966	$0.75	July 5, 2018
500,000	$0.75	February 14, 2019
120,000	$1.00	February 24, 2019
33,833,333	$0.30	March 13, 2019
33,833,333	$0.42	March 13, 2019
180,000	$0.31	May 31, 2019
2,000,000	$0.30	October 22, 2019
2,000,000	$0.42	October 22, 2019
250,000	$0.19	January 31, 2015
50,000	$0.31	May 31, 2019
79,215,632

During the three months ended December 31, 2014, the Company issued 250,000 warrants exercisable at $0.19 per share until January 31, 2015 to a consultant of the Company pursuant to a consulting agreement dated October 24, 2014. The warrants were to vest in the event the Company entered into a license agreement or direct sales transaction as a direct result of the consultant. Subsequent to December 31, 2014, these warrants expired unvested and unexercised. No stock-based compensation has been or will be recorded in the financial statements as none of the performance conditions for vesting were met.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 15

Note 9	Commitments – (cont’d)

a)	Share Purchase Warrants – (cont’d)

During the three months ended December 31, 2014, the Company issued 50,000 warrants exercisable at $0.31 per share until May 31, 2019 to a consultant of the Company pursuant to a consulting agreement. The fair value of these warrants at issuance was calculated to be $6,000 based on the Black-Scholes option pricing model using the following assumptions: expected term 4.59 years, expected volatility 102.33%, expected dividend yield 0.00%, risk free interest rate 1.58%. Stock based compensation will be recorded in the financial statements over the vesting term of three years from the date of grant.

All of the 6,448,966 warrants expiring on July 5, 2018 and the 500,000 warrants expiring February 14, 2019 contain a contingent call provision whereby the Company may have the option to call for cancellation of all or any portion of the warrants for consideration equal to $0.001 per share, provided the quoted market price of the Company’s common stock exceeds $1.50 for a period of twenty consecutive trading days, subject to certain minimum volume restrictions and other restrictions as provided in the warrant agreements.

b)	Stock–based Compensation Plan

In April, 2007, the Company adopted a stock option plan which provides for the granting of stock options to selected directors, officers, employees or consultants in an aggregate amount of up to 3,000,000 common shares of the Company and, in any case, the number of shares to be issued to any one individual pursuant to the exercise of options shall not exceed 10% of the issued and outstanding share capital. The granting of stock options, exercise prices and terms are determined by the Company's Board of Directors. If no vesting schedule is specified by the Board of Directors on the grant of options, then the options shall vest over a 4-year period with 25% of the granted options vesting each year commencing 1 year from the grant date. For stockholders who have greater than 10% of the outstanding common shares of the Company and who have granted options, the exercise price of their options shall not be less than 110% of the fair of the stock on grant date. Otherwise, options granted shall have an exercise price equal to their fair value on grant date.

On February 2, 2011, the Company amended and restated the 2007 stock option plan to increase the number of options authorized to 4,000,000.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 16

Note 9	Commitments – (cont’d)

b)	Stock–based Compensation Plan – (cont’d)

A summary of the status of Company’s outstanding stock purchase options for the three months ended December 31, 2014 and for the year ended September 30, 2014 is presented below:

		Weighted	Weighted
	Number of	Average	Average Grant
	Shares	Exercise Price	Date fairv alue
Outstanding at October 1, 2013	3,075,000	$1.26
Expired	(705,000)	$2.70
Granted	800,000	$0.32	$0.25
Outstanding at September 30, 2014 and December 31, 2014	3,170,000	$0.70
Exercisable at December 31, 2014	2,100,000	$0.56
Exercisable at September 30, 2014	2,100,000	$0.56

At December 31, 2014, the following stock options were outstanding:

Number of Shares					Aggregate	Remaining
		Number	Exercise		Intrinsic	Contractual
Total		Vested	Price	Expiry Date	Value	Life (yrs)
100,000	(1)	100,000	$3.67	March 30, 2016	-	1.25
270,000	(2)	-	$3.00	February 8, 2017	-	2.11
2,000,000	(3)	2,000,000	$0.40	July 5, 2023	-	8.52
300,000	(4)	-	$0.30	May 7, 2024	-	9.36
500,000	(5)	-	$0.33	May 8, 2024	-	9.36
3,170,000		2,100,000			-

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted market price of the Company’s stock for the options that were in-the-money at December 31, 2014.

(1)

As of December 31, 2014 and September 30, 2014, these options had fully vested. These options were granted during the year ended September 30, 2011 and vested over a period of one year from the date of grant. The fair value of these options at issuance was calculated to be $267,000. The Company did not recognize any stock- based compensation during the three months ended December 31, 2014 (2013: $Nil).

(2)

As of December 31, 2014 and September 30, 2014, none of these options had vested. The options vest upon one or more compounds: entering Phase II trial – 90,000 options; entering Phase III trial – 90,000 options; and receiving FDA approval – 90,000 options. No stock-based compensation has been recorded in the financial statements as none of the performance conditions have yet been met.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 17

Note 9	Commitments – (cont’d)

b)	Stock–based Compensation Plan – (cont’d)

(3)

As of December 31, 2014 and September 30, 2014 these options had fully vested. These options were granted during the year ended September 30, 2013 and vested immediately upon granting. The Company recognized stock based compensation expense of $Nil during the three months ended December 31, 2014 (2013: $Nil) in connection with these options.

(4)

As of December 31, 2014 and September 30, 2014, none of these options had vested. These options were issued during the year ended September 30, 2014 and vest annually over a three year period commencing on the first anniversary of the date of the grant. The Company recognized stock based compensation expense of $5,830 during the three months ended December 31, 2014, (2013: $Nil) in connection with these options. These amounts have been included in general and administrative expenses on the Company’s statement of operations.

(5)

As of December 31, 2014 and September 30, 2014, none of these options had vested. These options were issued during the year ended September 30, 2014 and vest annually over a four year period commencing on the first anniversary of the date of the grant. The Company recognized stock based compensation expense of $8,053 during the three months ended December 31, 2014 (2013: $Nil) in connection with these options.

During the three months ended December 31, 2013, 500,000 options expired for which the Company had recognized stock-based compensation of $Nil (2012: $Nil) during the three months ended December 31, 2013

There has been no stock-based compensation recognized in the financial statements for the three months ended December 31, 2014 (2013: $nil) for options that will vest upon the achievement of performance milestones because the Company has determined that satisfaction of the performance milestones was not probable. Compensation relating to stock options exercisable upon achieving performance milestones will be recognized in the period the milestones are achieved.

Note 10	Subsequent Events

Subsequent to December 31, 2014 the Company issued an aggregate of 1,636,096 shares of common stock pursuant to the conversion of $409,024 face value of convertible debentures at $0.25 per share.

Anavex Life Sciences Corp.
Notes to the Interim Condensed Consolidated Financial Statements
December 31, 2014
Stated in US Dollars
(Unaudited) – Page 18

Note 11	Supplemental Cash Flow Information

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows.

During the three months ended December 31, 2014, the Company issued 5,604,668 shares of common stock of the Company at a fair value of $1,049,855 pursuant to the conversion of convertible debentures at a conversion price of $0.25 per share.

During the three months ended December 31, 2013, the Company reclassified an amount of $221,000 into equity upon modification of the terms of certain derivative instruments.

These transactions have been excluded from the statement of cash flows.

ANAVEX LIFE SCIENCES CORP.
15,486,358 Shares of Common Stock
PROSPECTUS
March 24, 2015

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor are the Selling Security Holders seeking an offer to buy, securities in any state where the offer or solicitation is not permitted. The information contained in this prospectus is complete and accurate as of the date on the front cover of this prospectus, but information may have changed since that date.